UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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First Commonwealth Financial Corporation

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FIRST COMMONWEALTH FINANCIAL CORPORATION

601 Philadelphia Street

Indiana, Pennsylvania 15701

Notice of 2018 Annual Meeting of Shareholders

To Our Shareholders:

The 2018 Annual Meeting of Shareholders of First Commonwealth Financial Corporation will be held at First Commonwealth Place, 654 Philadelphia Street, Indiana, Pennsylvania 15701 on Tuesday, April 24, 2018, beginning at 2:00 p.m., Eastern Time, to consider and vote on the following matters:

1.	Electing to our Board of Directors the thirteen (13) nominees who are named in the enclosed proxy statement to serve until the next annual meeting and until their successors are elected and qualified;

2.	Ratifying the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for 2018;

3.	Approving a non-binding advisory vote on the compensation of our named executive officers; and

4.	Such other business as may properly come before the meeting.

The record date for the meeting was March 1, 2018. We sent shareholders of record as of the close of business on the record date a Notice of Internet Availability of Proxy Materials on or about March 15, 2018. Instructions on how to receive a printed copy of our proxy materials are included in the notice.

Whether or not you plan to attend the meeting in person, please sign, date and return the enclosed proxy card as promptly as possible so that your shares will be represented at the meeting.

March 15, 2018	By Order of the Board of Directors,

Matthew C. Tomb Secretary

i

PROXY STATEMENT FOR THE

FIRST COMMONWEALTH FINANCIAL CORPORATION

2018 ANNUAL MEETING OF SHAREHOLDERS

We are sending this proxy statement and the accompanying proxy card to you as a shareholder of First Commonwealth Financial Corporation, in connection with the solicitation of proxies for the Annual Meeting of Shareholders (the “Annual Meeting”).

First Commonwealth’s Board of Directors is soliciting proxies for use at the Annual Meeting, or at any postponement or adjournment of the Annual Meeting. Only shareholders of record as of the close of business on March 1, 2018 will be entitled to vote at the Annual Meeting.

In this proxy statement, the “Company,” “First Commonwealth,” “we,” “our” or “us” all refer to First Commonwealth Financial Corporation and its subsidiaries. We also refer to the Board of Directors of First Commonwealth Financial Corporation as the “Board.”

PROXY SUMMARY

Here we present an overview of information that you will find throughout this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting.

ANNUAL MEETING

Time and Date:	2:00 p.m., EST, Tuesday, April 24, 2018

Place:	First Commonwealth Place
654 Philadelphia Street
Indiana, Pennsylvania 15701

Record Date:	Close of business on March 1, 2018

How to Vote:	By Internet, Telephone or Mail. Refer to the Notice of Availability of Proxy Materials and the proxy card for instructions.

SHAREHOLDER VOTING MATTERS

Proposal	Board’s Voting Recommendation	Page Reference

1. Election of Directors	FOR all nominees	14 to 18

2. Ratification of Independent Accounting Firm	FOR	19 to 21

3. Advisory Vote on Executive Compensation	FOR	22 to 50

OUR DIRECTOR NOMINEES

You are being asked to vote on the election of the thirteen (13) director nominees listed below. Detailed information about each nominee’s background, skills and expertise can be found under “Proposal 1 – Election of Directors.”

				Committee Memberships
Name Current Position
Julie A. Caponi Retired Assistant Treasurer of Arconic	56	2007	YES	Chair		🌑
Ray T. Charley Chief Executive Officer of Thomi Co.	66	1998	YES		🌑	🌑
Gary R. Claus Retired Tax Partner of PWC	65	2011	YES	🌑		🌑
David S. Dahlmann Chairman of First Commonwealth Financial Corporation	68	1998	YES				🌑	🌑
Johnston A. Glass Retired President and CEO of First Commonwealth Bank	68	1986	YES				🌑	Chair
Jon L. Gorney Retired Executive Vice President of National City Corporation	67	2013	YES				Chair	🌑
David W. Greenfield Retired General Counsel of Kennametal, Inc.	67	2010	YES		🌑	🌑
Bart E. Johnson CEO of AgriCommunicators, Inc	52	2017	YES					🌑
Luke A. Latimer Chairman, CEO & Treasurer of R&L Development, Inc.	41	2011	YES		🌑			🌑
T. Michael Price President and CEO of First Commonwealth Financial Corporation	55	2012	NO
Laurie Stern Singer Consultant; Former President of Allegheny Valley Development Co.	66	1998	YES	🌑	Chair
Robert J. Ventura Executive Managing Director of Ventura Group LLC	68	2004	YES	🌑		Chair
Stephen A. Wolfe President and CEO of Indiana Regional Medical Center	53	2017	YES				🌑

* The Credit Committee is a Committee of the Board of Directors of our subsidiary bank.

CORPORATE GOVERNANCE FACTS

We recognize that corporate governance is the foundation of sustainable growth. Our governance policies and structures, summarized in the table below, are designed to promote thoughtful consideration of business actions and appropriate risk taking, with the goal of producing strong business results for our shareholders.

Board and Governance Information

Size of Board	13

Number of Independent Directors	12

Average Age of Directors	61

Board Meetings held in 2017	9

Annual Election of Directors	Yes

Mandatory Retirement Age	75

Majority Voting in Director Elections	Yes

Separate Chair and CEO	Yes

Independent Directors Meet Without Management Present	Yes

Annual Board and Committee Evaluations	Yes

Board Orientation and Continuing Education Program	Yes

Board Risk Committee	Yes

Codes of Conduct for Directors, Officers and Employees	Yes

Stock Ownership Guidelines for Directors and Executive Officers	Yes

Anti-Hedging and Pledging Policies	Yes

Recoupment (“Clawback”) Policy	Yes

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning the persons known by us to be the beneficial owners of more than 5% of the outstanding shares of our common stock.

Name and Address	Number of Shares Beneficially Owned	Percentage of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	12,727,851(1)	13.1%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	7,728,240(2)	7.93%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	9,032,423(3)	9.26%

(1)	Based on the information provided pursuant to a statement on Schedule 13G filed with the SEC on January 23, 2018 by BlackRock, Inc. reporting the holdings of BlackRock, Inc. and its subsidiaries as of December 31, 2017. According to the Schedule 13G, BlackRock, Inc. or its subsidiaries held sole voting power with respect to 12,533,422 shares and sole dispositive power over all of the reported shares.

(2)	Based on information provided pursuant to a statement on Schedule 13G filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP reporting holdings, as of December 31, 2017, of certain funds to which Dimensional Fund Advisors LP furnishes investment advice. Dimensional Fund Advisors LP disclaims beneficial ownership of the reported shares. According to the Schedule 13G, Dimensional Fund Advisors LP held sole voting power over 7,407,314 shares and sole dispositive power over all of the reported shares.

(3)	Based on information provided pursuant to a statement on Schedule 13G filed with the SEC on February 9, 2018 by The Vanguard Group, Inc. reporting the holdings of The Vanguard Group, Inc. and its subsidiaries as of December 31, 2017. According to the Schedule 13G, The Vanguard Group, Inc. held sole voting power over 106,698 shares, shared voting power over 16,896 shares, sole dispositive power over 8,915,933 shares and shared dispositive power over 116,490 shares.

STOCK OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth certain information as of the March 1, 2018 record date with respect to beneficial ownership of our common stock by: (i) each director and nominee; (ii) each Named Executive Officer (“NEO”) listed in the Summary Compensation Table under the section of this proxy statement entitled “Executive Compensation,” and (iii) all directors and executive officers as a group. As of the record date, there were 97,523,651 shares of common stock outstanding. Unless otherwise indicated, all persons named as beneficial owners of the Company’s common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

Name of Beneficial Owner	Shares Beneficially Owned		Percentage Owned
Julie A. Caponi	42,180		*
Ray T. Charley	292,334	(1)	*
Gary R. Claus	33,152		*
David S. Dahlmann	52,862		*
Johnston A. Glass	78,373		*
Jon L. Gorney	18,475		*
Jane Grebenc	77,874		*
David W. Greenfield	30,189		*
Bart E. Johnson	52,220	(2)	*
Brian G. Karrip	30,684		*
Luke A. Latimer	134,271		*
Norman J. Montgomery	60,666		*
T. Michael Price	232,637		*
James R. Reske	41,991		*
Laurie S. Singer	50,995	(3)	*
Robert J. Ventura	45,750		*
Stephen A. Wolfe	1,369		*
All directors and executive officers as a group (20 persons)	1,388,150		1.42%

*	Less than 1%

(1)	Includes 269,958 shares held by Charley Family Investments, LP, for which Mr. Charley has sole voting and investment power as manager of the general partner of the partnership, and 18,000 shares held by trusts for Mr. Charley’s children of which Mr. Charley has sole voting and investment power as trustee.

(2)	Does not include 682 shares owned by Mr. Johnson’s children.

(3)	Does not include 4,100 shares held in a trust for Ms. Singer’s spouse as to which Ms. Singer disclaims beneficial ownership.

CORPORATE GOVERNANCE

The Board of Directors is responsible for overseeing the management of the Company’s business and affairs. The Board measures the effectiveness of its oversight using a balanced scorecard which is comprised of three themes:

•	Leadership and Accountability – the Board’s responsibility for appointing and retaining strong and qualified leaders and holding those leaders accountable for corporate performance;

•	Strategic Direction and Execution – the Board’s responsibility to approve the Company’s strategy and oversee its execution by management; and

•	Risk Oversight – the Board’s responsibility to establish the Company’s risk appetite and ensure that the Company’s strategies and risk management practices are aligned with the risk appetite.

Sound corporate governance provides the foundation which enables the Board to effectively carry out these responsibilities. This section discusses First Commonwealth’s corporate governance policies and practices, as well as the composition of the Board and its standing committees.

Corporate Governance Policies

The Board of Directors has adopted Corporate Governance Guidelines which codify our corporate governance policies and reflect our commitment to following corporate governance best practices. Below is a summary of the significant guidelines that we follow.

Separation of Chairman and CEO.   We believe that the roles of Chairman of the Board and Chief Executive Officer should be held by separate persons and that the Chairman of the Board should be an independent director. This separation establishes an appropriate division of the Board’s oversight role from the management responsibilities of the officers and employees of the Company. Consistent with this principle, our current Chairman, David S. Dahlmann, is a non-executive independent director.

Majority Voting in Director Elections.   Under our Corporate Governance Guldelines, any director who does not receive a majority of votes cast “for” his or her election in an uncontested election must tender his or her resignation promptly following the failure to receive the required vote. Within 90 days of the certification of the shareholder vote, the Governance Committee would then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation and to disclose its decision-making process.

Director Independence.   We believe that all directors other than the Chief Executive Officer should be independent from management. All of our directors other than the Chief Executive Officer currently satisfy the independence requirements of the New York Stock Exchange (“NYSE”), as described below under “Independence of Directors.”

Executive Sessions.   Our Board and committees regularly meet in executive session without management present, and our non-management directors meet regularly without the Chief Executive Officer. This enables directors to provide candid feedback, raise concerns and discuss sensitive or confidential matters. Our Chairman, David S. Dahlmann, has also been designated as our Lead Director to preside at meetings of the non-management directors.

Stock Ownership.   We believe that directors should hold a meaningful investment in the Company’s stock to ensure that their interests are aligned with our shareholders. Our guidelines require that all directors own shares having a value of at least $120,000 (five times the annual cash retainer) or 25,000 shares, whichever is less. This guideline must be met within five years of a director’s initial election to the Board. Directors receive 50% of their annual retainer in shares of Company stock; however, directors who own shares having a value of $400,000 or greater may elect to receive their full retainer in cash.

Director Orientation and Education.   All new directors and committee members receive orientation to learn about the Company and its strategic plans, significant financial, regulatory, accounting and risk management matters and policies and compliance programs. Our current directors regularly participate in continuing education to maintain the skills necessary to perform their duties and responsibilities and to keep abreast of industry trends, legal and regulatory developments and corporate governance practices.

Performance Evaluations.   Our Board and committees regularly evaluate and discuss their performance. In addition, our Board performs a peer evaluation from time to time to provide directors with a confidential forum to assess and provide candid feedback regarding their own performance and the performance of fellow directors. The Board and its committees use the results of these evaluations to identify opportunities to enhance performance and topics for director continuing education.

Retirement Age.   We have established a mandatory retirement age of 75 for our directors. No candidate may be nominated for election as a director if he or she would be age 75 or older at the time of the election.

Meeting Frequency and Attendance.   Directors are expected to attend Board meetings and meetings of committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Last year, our Board met nine times. All of our directors attended at least 75% of the total number of meetings of the Board and all committees of which they were members.

Annual Meeting Attendance.   The annual meeting provides an opportunity for shareholders to meet and interact with our directors. All directors are expected to attend the annual meeting in the absence of an unavoidable conflict. Last year all of our directors attended the annual meeting except for Mr. Gorney.

Composition and Diversity of the Board

We believe that our Board should generally consist of between 10 and 15 directors. This range permits diversity of experience and sharing of Board and committee responsibilities without hindering effective governance. However, the Board may increase its membership beyond 15 to accommodate an exceptional candidate or operate with fewer than 10 directors if a vacancy arises.

We believe that effective oversight requires that the Board possess a diversity of perspectives, backgrounds and skills. The Governance Committee considers the diversity of the professional experience, education, expertise, viewpoints, background and other demographics when evaluating the current composition of the Board and the need for additional directors and when identifying and evaluating director nominees. The Governance Committee is also guided by a set of criteria that has been approved by the Board of Directors. Under these criteria, a director candidate should:

•	possess a sustained record of high achievement in financial services, business, industry, government, academia, the professions, or civic, charitable or non-profit organizations;

•	have a reputation for integrity, honesty and adherence to high ethical standards and personal qualities that will help to sustain an atmosphere of mutual respect and collegiality among the members of the Board;

•	have the strength of character necessary to challenge management’s recommendations and actions when appropriate and to confirm the adequacy and completeness of management’s responses to such challenges to his or her satisfaction;

•	understand or demonstrate a commitment to understand First Commonwealth, including our strategic vision, our mix of businesses and our approach to regulatory relations and risk management;

•	have a commitment and sufficient time to devote to our affairs, including regularly attending and participating in meetings of the Board and at least one standing committee; and

•	not have, nor appear to have, a conflict of interest that would impair his or her ability to represent the interests of our shareholders and to fulfill the responsibilities of a director.

When assessing each current director for possible nomination and re-election, the Governance Committee considers all of the criteria listed above, as well as the needs of the Board, the independence of the director, the director’s meeting attendance and participation, and the value of the director’s contributions to the effectiveness of our Board and its committees.

Independence of Directors

The rules of the NYSE require that at least a majority of our Board of Directors be comprised of independent directors. Our Corporate Governance Guidelines require that all directors other than the Chief Executive Officer must meet the independence standards established by the NYSE.

The Board reviews all relationships between the Company and its directors at least once per year and assesses each director’s independence annually using the NYSE independence standards. The Board has determined that a director may be independent even if he or she has business relationships with First Commonwealth or one of its affiliates, as long as, in the Board’s business judgment:

•	any transaction involving the director is entered into in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons;

•	the relationship complies with all applicable laws and regulations; and

•	the relationship would not interfere with the director’s exercise of judgment independent from management of First Commonwealth.

Based upon these criteria, the Board has determined that directors Caponi, Charley, Claus, Dahlmann, Gorney, Glass, Greenfield, Johnson, Latimer, Singer, Ventura and Wolfe are independent.

When evaluating the independence of Mr. Latimer, the Board considered the lease transaction between First Commonwealth Bank and SML Limited Partnership described below under the heading “Related Party Transactions.” The Board concluded that the transaction did not impact the independence of Mr. Latimer because the lease was signed in 2008, three years before Mr. Latimer joined our Board, and the amount paid to SML Limited Partnership during 2017 fell below the quantitative limits established by the NYSE independence rules and was not otherwise material to Mr. Latimer or First Commonwealth.

Oversight of Risk

The Board of Directors actively oversees the risk management practices employed by First Commonwealth and its management team. The Board receives regular reports from our Chief Risk Officer regarding material risk exposures and the actions taken to monitor and mitigate those risks. In addition, senior management updates the Board at its regular meetings regarding trends and developments for credit, market, liquidity, compliance, reputation, operational and strategic risk. Our Risk Committee provides risk oversight for the Board as a dedicated forum to review and discuss risks and risk management policies and practices. In addition, the Credit Committee of the First Commonwealth Bank Board of Directors oversees the Bank’s lending operations and the quality and performance of its loan portfolios.

Audit Committee

The Audit Committee is comprised of Julie A. Caponi (Chair), Gary R. Claus, Laurie S. Singer and Robert J. Ventura, each of whom is an independent director under our Guidelines and the NYSE and Securities and Exchange Commission (“SEC”) standards. The primary responsibilities of the Audit Committee are to monitor the integrity of our financial statements, select and oversee our independent registered public accounting firm, oversee our internal audit process, monitor our compliance with legal and regulatory requirements, including the receipt and resolution of complaints concerning accounting, internal controls and auditing matters, and review and discuss major financial risk exposures with management and steps taken to monitor and control those exposures, including risk assessments and risk management policies. Each member of the Audit Committee is financially literate, and our Board has determined that Directors Caponi and Claus qualify as “audit committee financial experts” as defined by the rules of the SEC. The Audit Committee met eight times in 2017. A report of the Audit Committee follows on page 20.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee is comprised of Robert J. Ventura (Chair), Julie A. Caponi, Ray T. Charley, Gary R. Claus and David W. Greenfield. The primary responsibilities of the Compensation and Human Resources Committee are to review and determine the compensation of the CEO and other executive officers, lead the annual review of the performance of the CEO, develop and approve the CEO succession plan and oversee succession and development planning for the other executive officers, establish and oversee executive compensation and employee benefit programs, and review and approve the terms of any employment, severance, change of control or similar agreement for our CEO and other executive officers. The Compensation and Human Resources Committee met seven times during 2017. Each member of the Compensation and Human Resources Committee is an independent director under our Guidelines and applicable NYSE standards. A report of the Compensation and Human Resources Committee follows on page 39.

Governance Committee

The Governance Committee is comprised of Laurie S. Singer (Chair), Ray T. Charley, David W. Greenfield, and Luke A. Latimer. The primary responsibilities of the Governance Committee are to identify and recommend director nominees to the Board of Directors, recommend directors to serve as members and as chair for each committee of the Board, determine director compensation, lead the annual review of the performance of the Board and its committees, recommend and approve corporate governance policies and practices for the Board, and review and approve related party transactions and monitor compliance with our Code of Conduct and Ethics, insider trading and related policies. Each member of the Governance Committee is an independent director under our Guidelines and applicable NYSE standards. The Governance Committee met seven times during 2017.

Risk Committee

The Risk Committee is a joint committee of the Boards of Directors of First Commonwealth Financial Corporation and First Commonwealth Bank and is comprised of Jon L. Gorney (Chair), David S. Dahlmann, Johnston A. Glass and Stephen A. Wolfe. The primary responsibilities of the Risk Committee are to oversee and review information regarding our enterprise risk management framework, review and approve our significant risk management policies, assess the risks associated with our compensation practices, review and discuss with management the level and trend of risk exposures, including credit, market, liquidity, operational, compliance and legal, reputation and strategic risk, and assess risks associated with strategic and operating plans and strategic initiatives. Each member of the Risk Committee is an independent director under our Guidelines and applicable NYSE standards. The Risk Committee met nine times during 2017.

Code of Conduct and Ethics

The Code of Conduct and Ethics governs the actions and working relationships of First Commonwealth employees, officers and directors. This Code addresses, among other items, conflicts of interest, confidentiality, fair dealing, protection and proper use of corporate assets and compliance with laws, rules and regulations. The Code of Conduct and Ethics encourages and provides a process for the reporting of any illegal or unethical behavior. First Commonwealth has established an ethics hotline to allow employees, officers and directors to anonymously report any known or suspected violation of laws, rules or regulations or the Code of Conduct and Ethics.

Where to Find Governance Documents

You can find copies of the charters for our Audit Committee, Compensation and Human Resources Committee, Governance Committee and Risk Committee, as well as our Corporate Governance Guidelines, Code of Conduct and Ethics and other important information, by visiting our website at www.fcbanking.com and following the links to “Investor Relations” and “Corporate Governance.”

Communicating with Directors

You may communicate directly with any director or the full Board. To do so, please write to the person or persons desired and mail the communication to:

First Commonwealth Financial Corporation

Attn: Board Communications

P.O. Box 400

Indiana, PA 15701

Our employees will not open or otherwise screen any communications sent to this address. The communications will be delivered directly to the Lead Director, who will determine how to respond, including whether to present the communication to the full Board or to forward it to an individual director. If you send director-related communications to our offices, we will handle them in accordance with a collection and organization process approved by the Board. These communications are subject to a screening process that will determine which communications will be relayed to directors.

In addition, First Commonwealth has retained an independent service provider to receive calls from shareholders and other interested parties who wish to communicate with the non-management directors. The telephone number for this service is 1-866-825-5283. The independent service provider will forward all communications to the Lead Director who will take such action as he deems appropriate. A summary report of all communications received and actions taken by the Lead Director will be presented during the next executive session of the non-management directors and, if the non-management directors deem appropriate, to the full Board.

COMPENSATION OF DIRECTORS

Director Compensation Schedule

In 2017 our Non-Management directors were compensated according to the following schedule:

Board Member Retainer(1)	$48,000
Committee Member Retainer	$8,000
Committee Chair Premium(2)	$12,000
Audit Committee Chair Premium(2)	$14,500

(1)	Half of the annual retainer fee for service on the Board of Directors is paid in cash and half is paid in shares of common stock based on the closing price of the Company’s stock on the date of the annual meeting of Shareholders. Directors who own shares having a value of at least $400,000 may elect to receive their full retainer in cash.
(2)	The Chair of each Committee is paid a premium for the additional time and effort required to chair the committee. The premium is in addition to the Committee Member Retainer.

The Credit Committee met more frequently than other committees in 2017 due to its oversight of lending activities. As compensation for the additional time and effort required, each member of the Credit Committee received a premium of $4,000 in addition to the committee member retainer.

In addition to the fees described above, Mr. Dahlmann received an annual retainer fee of $150,000 during 2017 for his service as the non-executive Chairman of First Commonwealth Financial Corporation.

The Chief Executive Officer does not receive additional compensation for service on our Board of Directors.

Director Compensation in 2017

The following table shows the compensation paid to our non-employee directors during 2017:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Julie A. Caponi	54,500	24,000	0	78,500
Ray T. Charley	40,000	24,000	0	64,000
Gary R. Claus	40,000	24,000	0	64,000
David S. Dahlmann	206,000	0	12,000	218,000
Johnston A. Glass	56,000	0	24,000	80,000
Jon L. Gorney	44,000	24,000	12,000	80,000
David W. Greenfield	40,000	24,000	0	64,000
Bart E. Johnson(4)	16,000	18,000	7,999	41,999
Luke A. Latimer	32,000	24,000	12,000	68,000
Laurie Stern Singer	52,000	24,000	0	76,000
Robert J. Ventura	52,000	24,000	0	76,000
Stephen A. Wolfe(4)	21,333	18,000	0	39,333

(1)	“Fees Earned or Paid in Cash” consists of retainer fees for service on the Board of Directors and committees of First Commonwealth Financial Corporation.
(2)	Represents the portion of the annual retainer paid in shares of common stock based upon the grant date fair value of the shares.
(3)	“All Other Compensation” consists of cash retainer fees for service on the Credit Committee of First Commonwealth Bank.
(4)	Mr. Johnson and Mr. Wolfe joined our Board of Directors in April 2017 and received prorated retainers.

None of our directors hold options to purchase our stock.

PROPOSAL 1 – ELECTION OF DIRECTORS

Upon the recommendation of our Governance Committee, the Board of Directors has nominated the thirteen (13) persons named below for election at the 2018 Annual Meeting of Shareholders to serve until the next annual meeting and until his or her successor is elected and qualified. Relevant biographical information concerning each nominee, including the nominee’s business experience and qualifications, is set forth below.

Julie A. Caponi.    Ms. Caponi, age 56, is a Certified Public Accountant. In January 2018, she retired from her position as Assistant Treasurer of Arconic Inc. (formerly known as Alcoa Inc.), a manufacturer of engineered products from aluminum and other lightweight metals, having served in that capacity since May 2013. Ms. Caponi previously served as Vice President-Audit of Arconic from 2005 to 2013 and as Assistant Controller of Arconic from 2000 to 2005. Before joining Arconic, Ms. Caponi was an audit partner at Deloitte, principally serving clients in the financial services industry. Ms. Caponi joined our Board in 2007 and currently chairs our Audit Committee and is a member of our Compensation and Human Resources Committee. She is also a director of First Commonwealth Bank. Ms. Caponi earned a Bachelor of Science Degree in Accounting from the Indiana University of Pennsylvania. She is a member of the American and Pennsylvania Institutes of Certified Public Accountants. Ms. Caponi’s qualifications for service on our Board include her leadership experience and her expertise in financial accounting, auditing and internal controls.

Ray T. Charley.    Mr. Charley, age 66, has served as the Chief Executive Officer of Thomi Co., an operator of retail grocery stores in Greensburg, Pennsylvania, since 1983. Mr. Charley served as a director of Southwest National Corporation from 1989 and joined our Board in 1998 upon the completion of our merger with Southwest National Corporation. Mr. Charley is a member of our Governance Committee and our Compensation and Human Resources Committee and is also a director of First Commonwealth Bank. He is the Chair of the Westmoreland Frick Hospital Foundation of Excela Health, an operator of hospitals and other health care facilities in Western Pennsylvania, and a former officer of Excela Health Holding Co. Mr. Charley also serves as a director and in leadership capacities for various charitable organizations. Mr. Charley earned a Bachelor’s degree from Duquesne University and a law degree from the Pennsylvania State University Dickinson School of Law. Mr. Charley’s qualifications for service on our Board include his business acumen and his commitment to sound governance and oversight as demonstrated by his extensive experience as a director in the financial services industry.

Gary R. Claus.    Mr. Claus, age 65, is a Certified Public Accountant. Mr. Claus spent 35 years as a tax accountant at PriceWaterhouseCoopers, where he was admitted as a Partner in 1986 and served as the Pittsburgh Tax Site Leader from 1992 through 2004. He served as an executive search and talent consultant from 2008 until his retirement in October 2017. Mr. Claus joined our Board in April 2011, serves as a member of our Audit Committee and our Compensation and Human Resources Committee and is also a director of First Commonwealth Bank. Mr. Claus has a wide variety of experience advising clients ranging from large publicly held companies to small privately owned companies, including manufacturers, law firms and other service companies. He is also active in professional, community and church organizations, serving as Chairman of the Board of Goodwill of Southwestern Pennsylvania and Chairman of the Board of Trustees of Robert Morris

University. Mr. Claus earned a Bachelor of Science degree in Accounting from Robert Morris University. Mr. Claus’s qualifications for Board service include his extensive professional experience in accounting, executive compensation and human resources.

David S. Dahlmann.    Mr. Dahlmann, age 68, has served as the Chairman of the Board of First Commonwealth Financial Corporation and First Commonwealth Bank since 2006. He was formerly Vice Chairman of First Commonwealth Financial Corporation from 1998 to 2002, President and Chief Executive Officer of Southwest National Corporation from 1991 to 1998 and President and Chief Executive Officer of Southwest Bank from 1991 until its merger with First Commonwealth Bank in 2002. He was a director of Southwest National Corporation from 1991 and joined our Board in 1998 upon the completion of our merger with Southwest National Corporation. Mr. Dahlmann formerly served on the Board of Directors of the Federal Reserve Bank of Cleveland and as an Adjunct Professor at Saint Vincent College in Latrobe, Pennsylvania, and he serves as a director for numerous charitable, educational and civic associations. Mr. Dahlmann is a member of our Risk Committee and the Credit Committee of First Commonwealth Bank. He earned a Bachelor’s Degree in Economics and Masters of Business Administration degrees from the Indiana University of Pennsylvania. Mr. Dahlmann’s qualifications for Board service include his extensive career as a director and executive in the financial services industry and his expertise and experience in corporate governance matters.

Johnston A. Glass.    Mr. Glass, age 68, is retired. Mr. Glass has served on our Board since 1986. He served as Vice Chairman of First Commonwealth Financial Corporation and as President and Chief Executive Officer of First Commonwealth Bank and its predecessor, NBOC Bank, until his retirement in 2005. Mr. Glass is a director of First Commonwealth Bank, serves as member of our Risk Committee and Chairs the Credit Committee of First Commonwealth Bank. Mr. Glass served as a director of First National Bank of Santa Fe until May 2013. He has served as a director and officer of numerous civic and non-profit associations and as past director of the Pennsylvania Bankers Association. He earned a Bachelor of Science degree from the Pennsylvania State University. Mr. Glass’s qualifications for Board service include his extensive leadership experience in the banking industry, his thorough understanding of First Commonwealth and its business and his long history of service as a director of First Commonwealth and other organizations.

Jon L. Gorney.    Mr. Gorney, age 67, is a management consultant. He joined our Board in January 2013. He is also a director of First Commonwealth Bank. Mr. Gorney chairs our Risk Committee and is a member of the Credit Committee of First Commonwealth Bank. Mr. Gorney began his 37-year career in the financial services industry with National City Corporation. He served as Executive Vice President of National City Corporation from 1992 through 2008 and oversaw all technology and operations for National City. From 2004 through 2006, Mr. Gorney also served as Chairman and Chief Executive Officer of National Processing Company, a majority subsidiary of National City that was the second largest merchant card processor in the United States. Mr. Gorney joined PNC Financial Services Group through the acquisition of National City in December 2008 and served as an Executive Vice President until his retirement in June 2010. While at PNC, Mr. Gorney co-chaired the company-wide integration of PNC and National City and was responsible for the leadership and development of a single operating organization for PNC. Mr. Gorney earned a Bachelor of Science degree in Computer Science from the University of Dayton. His qualifications for

Board service include his extensive experience as a financial services executive and his strong expertise in financial services information technology and operations.

David W. Greenfield.    Mr. Greenfield, age 67, is retired. He has served on our Board since April 2010, is a member of our Compensation and Human Resources Committee and our Governance Committee and is also a director of First Commonwealth Bank. Mr. Greenfield was formerly Vice President, Secretary and General Counsel of Kennametal, Inc., a global manufacturer of tooling, engineered components and advanced materials consumed in production processes from 2001 until his retirement in 2010. Prior to joining Kennametal in 2001, Mr. Greenfield was a shareholder of Buchanan Ingersoll & Rooney P.C., a Pittsburgh-based law firm, focusing on corporate, financial and transactional issues involving public and private companies. He also served as Senior Vice President, General Counsel and Secretary of Meritor Automotive, Inc. and Associate General Counsel of Rockwell International Corporation. He is also active in a number of charitable, educational and civic organizations. Mr. Greenfield earned a Bachelor of Arts degree from the University of Pittsburgh and a law degree from Wake Forest University School of Law. Having practiced law for over 35 years and served in executive capacities for three publicly traded companies, Mr. Greenfield has extensive experience in corporate governance, ethics and compliance matters and the execution of corporate strategy and is therefore qualified to serve as a director.

Bart E. Johnson.    Mr. Johnson, age 52, is President and Chief Executive Officer of AgriCommunicators, Inc., a multi-channel communications firm specializing in the agricultural community. Mr. Johnson served as a director of DCB Financial Corp., the bank holding company for The Delaware County Bank and Trust Company, from 2010 until the merger of DCB Financial Corp with First Commonwealth. Mr. Johnson was appointed to our Board following the merger in April 2017. He is also a director of First Commonwealth Bank and serves as a member of the Credit Committee of First Commonwealth Bank. He earned a Bachelor’s degree in Agricultural Economics from The Ohio State University. Mr. Johnson has expertise in marketing and communications from his association with AgriCommunicators, and his background and association with Delaware County, Ohio and the regional farm community provides an important connection between First Commonwealth and its Central Ohio market and agricultural related customers.

Luke A. Latimer.    Mr. Latimer, age 41, is Chairman, Chief Executive Officer and Treasurer of R&L Development, a heavy construction company in New Alexandria, Pennsylvania. He previously served as Executive Vice President and Treasurer of R&L Development from 1999 to October 2015. Mr. Latimer has also served as Vice President and Treasurer of Derry International LTD, Incorporated, a mining company based in New Alexandria, Pennsylvania, since 1999, and is a General Partner of SML Limited Partnership, a real estate holding and development partnership in New Alexandria, Pennsylvania. Mr. Latimer joined our Board in April 2011. He also serves as a director of First Commonwealth Bank and is a member of our Governance Committee and the Credit Committee of First Commonwealth Bank. Mr. Latimer has served as a Director and Compensation Committee member of First Western Financial, Inc., a bank holding company in Denver, Colorado, since July 2015, and previously served as Chairman of the Board of Directors of First National Bank of Santa Fe and a director of New Mexico Banquest Corporation, a bank and bank holding company in Santa Fe, New Mexico, until May 2013. He earned a Bachelor of Science degree in Business Management from Saint

Vincent College. His qualifications for service as a director include his extensive business experience and his years of service as a director in the financial services industry.

T. Michael Price.    Mr. Price, age 55, is the President and Chief Executive Officer of First Commonwealth Financial Corporation and Chief Executive Officer of First Commonwealth Bank. He has been a director of the Company since March 2012 and is also a director of First Commonwealth Bank. He served as Interim President and Chief Executive Officer of the Company from January 2012 until being appointed to serve in that capacity on a permanent basis in March 2012. Mr. Price served as President of First Commonwealth Bank from November 2007 until May 2013. Before joining First Commonwealth, Mr. Price served as Chief Executive Officer of the Cincinnati and Northern Kentucky Region of National City Bank from July 2004 to November 2007 and as Executive Vice President and Head of Small Business Banking of National City Bank prior to July 2004. Mr. Price received his Bachelor of Science degree from the University of Utah, and he earned his MBA from Cleveland State University. Mr. Price’s qualifications for service on our Board include his thorough understanding of the banking and financial services industry, which he has attained through more than 25 years of executive leadership experience.

Laurie Stern Singer.    Ms. Singer, age 66, consults in business finance and organization management in both the public and private sector. She served as President of the Allegheny Valley Development Corporation and Allegheny Valley Chamber of Commerce for 27 and 20 years respectively. Ms. Singer was a director of Southwest National Corporation from 1994 and joined our Board in 1998 upon the completion of our merger with Southwest National Corporation. She is also a director of First Commonwealth Bank, chairs our Governance Committee and serves as a member of the Audit Committee. Ms. Singer has held leadership positions and has served as a director for numerous professional associations, educational and community organizations. She has a Bachelor of Arts degree from the University of Michigan and a law degree from Wayne State University and is a graduate of the Institute for Organizational Management. Ms. Singer’s qualifications for Board service include her business finance and development expertise, her extensive experience as a director of financial services companies and other organizations and her strong commitment and understanding of corporate governance matters.

Robert J. Ventura.    Mr. Ventura, age 68, is Executive Managing Director of Ventura Group, LLC, an investment banking firm in Pittsburgh, Pennsylvania, and formerly served in a similar capacity as Managing Director of Raptor Partners, LLC, from June 2010 through August 2012 and as Principal of Ventura Group, LLC. Mr. Ventura previously served as Director of Acquisitions and Divestitures and Director of Financial Planning and Analysis during a 15-year career with Rockwell International Corporation, a diversified global manufacturing company. Mr. Ventura served as a director of GA Financial, Inc. from 1998 and joined our Board in 2004 at the completion of our acquisition of GA Financial, Inc. Mr. Ventura chairs our Compensation and Human Resources Committee, serves as a member of our Audit Committee and is also a director of First Commonwealth Bank. He earned a Bachelor of Science degree in Industrial Engineering from the University of Pittsburgh and Masters of Business Administration degree from Duquesne University and holds his Series 79 and 63 securities licenses. Mr. Ventura’s qualifications for Board service include his expertise in business and financial analysis and mergers and acquisitions and his experience as a director in the financial services industry.

Stephen A. Wolfe.    Mr. Wolfe, age 53, has served as President and Chief Executive Officer of Indiana Regional Medical Center, an independent community hospital in Indiana, Pennsylvania, since 1999. Mr. Wolfe is the Founder, President and Chairman of the Pennsylvania Mountains Healthcare Alliance, a regional health information organization that facilitates the exchange of electronic health information among healthcare providers, and is the Chairman of the Pennsylvania Mountain Care Network, a collaborative network of three hospitals in Western Pennsylvania. Mr. Wolfe joined our Board in April 2017 and serves as a director of First Commonwealth Bank and as a member of our Risk Committee. He is active in numerous civic and charitable organizations, having served as Chairman of the Indiana County Chamber of Commerce, a member of the Indiana County Development Corporation and Center for Economic Operations, the co-founder and Chairman of the Seeds of Faith Christian Academy and Campaign Chair for the United Way. Mr. Wolfe earned a Bachelor of Science degree in Pharmacy from Temple University and a Masters in Public Administration from Penn State University. Mr. Wolfe contributes extensive experience in business, strategic planning and execution and organizational development to our Board of Directors.

Each director elected this year will continue in office until a successor has been elected. Each nominee has indicated that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board. The Board may also choose to reduce the number of directors to be elected, as permitted by our By-laws.

The Board of Directors recommends that you vote “FOR” each of the nominees listed above.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP as the independent auditors of First Commonwealth and our subsidiaries for the year ending December 31, 2018. KPMG LLP has audited our financial statements since 2006. In accordance with SEC rules, the firm’s lead audit partner rotates every five years. Our Audit Committee and its Chair are directly involved in the selection of KPMG LLP’s lead engagement partner. The Audit Committee actively oversees fee negotiations and has the sole authority to approve all engagement fees paid to KPMG LLP.

Prior to retaining KPMG LLP for the 2018 fiscal year, the Audit Committee evaluated KPMG LLP’s performance with respect to the 2017 fiscal year. In conducting this evaluation, the Audit Committee considered a number of factors, including:

•	the professional qualifications of KPMG LLP, the lead partner and other key engagement partners;

•	KPMG LLP’s independence and its processes for maintaining independence;

•	KPMG LLP’s depth of understanding of First Commonwealth’s business, accounting policies and practices and internal control over financial reporting, as well as the breadth and depth of KPMG LLP’s understanding of the financial services industry;

•	the appropriateness of KPMG LLP’s fees for audit and non-audit services;

•	the most recent Public Company Accounting Oversight Board (PCAOB) inspection report on KPMG LLP and the results of “peer review” and self-review examinations;

•	the results of annual evaluations by management and the Audit Committee of the qualifications, performance and independence of KPMG LLP; and

•	the potential impact of changing our independent registered public accounting firm.

At the annual meeting, shareholders will be asked to ratify the appointment of KPMG LLP as First Commonwealth’s independent registered public accounting firm for the 2018 fiscal year. Although shareholder approval is not required, the Board desires to obtain shareholder ratification of this appointment. If the appointment is not ratified at the annual meeting, the Board will review its future selection of auditors. If the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of First Commonwealth and its shareholders. Representatives of KPMG LLP are expected to be present at the annual meeting to make a statement if they so desire and to respond to appropriate questions.

The affirmative vote of the holders of a majority of First Commonwealth’s common stock present in person or represented by proxy at the annual meeting is necessary for ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

The Board of Directors recommends that you vote “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm.

AUDIT INFORMATION

Report of the Audit Committee

The Audit Committee of First Commonwealth’s Board of Directors operates under a written charter that specifies the Audit Committee’s duties and responsibilities. This charter is available on First Commonwealth’s website at www.fcbanking.com by following the links to “Investor Relations” and “Corporate Governance.”

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. KPMG LLP, First Commonwealth’s independent registered public accounting firm (“independent auditors”), is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes and procedures. The Audit Committee relies, without independent verification, on the information provided to the Audit Committee and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Audit Committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of First Commonwealth as of and for the year ended December 31, 2017 with First Commonwealth’s management and the independent auditors. The Audit Committee has also discussed with First Commonwealth’s independent auditors the firm’s independence from the Company and management, and has received the written disclosures and the communication from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent auditor’s communications with the Committee concerning independence. In addition, the Committee has discussed with the independent auditor the required communications of PCAOB Auditing Standard No. 16, Communications with Audit Committees.

Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in First Commonwealth’s annual report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,
Julie A. Caponi, Chair Gary R. Claus Laurie S. Singer Robert J. Ventura

Fees Billed by KPMG LLP to First Commonwealth

The aggregate fees billed by KPMG LLP for each of the fiscal years ended December 31, 2017 and 2016, respectively, were as follows:

	For the Fiscal Year Ended December 31, 2017 ($)	For the Fiscal Year Ended December 31, 2016 ($)
Audit Fees(1)	1,655,000	1,230,000
Audit Related Fees	0	0
Tax Fees	0	0
All Other Fees(2)	35,529	0

(1) The amount of “Audit Fees” for 2017 represents actual fees billed and does not include additional fees related to the integrated audit of First Commonwealth’s 2017 consolidated financial statements that may be billed after the date of this proxy statement.

(2) “All Other Fees” consists of advisory services to assist with assessment activities surrounding the allowance for loan loss.

The increase in Audit Fees from 2016 to 2017 is primarily due to additional audit procedures related to the acquisition of DCB Financial Corp. and a review of the allowance for loan losses.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is required to pre-approve the audit and non-audit services performed by First Commonwealth’s independent auditors in order to assure that the provision of those services does not impair the accounting firm’s independence. Accordingly, the Audit Committee has adopted a policy for the pre-approval of audit and non-audit services by First Commonwealth’s independent auditors and requires that KPMG LLP be engaged for non-audit services only when it is best suited for the job. This policy allows the Audit Committee to pre-approve services through general pre-approval or specific pre-approval.

Under general pre-approval, the Audit Committee approves in advance the payment of up to a specified amount of fees for the performance of specified types of audit, audit-related, tax and other services by the independent auditors. The term of general pre-approval is generally twelve (12) months from the date of pre-approval. Any services that are not subject to general pre-approval or fees in excess of pre-approved limits must be specifically pre-approved by the Audit Committee on a case-by-case basis. Pre-approved fee levels or budgeted amounts for all services to be provided by the independent auditors are established annually by the Audit Committee.

The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditors to management. However, the pre-approval policy allows the Audit Committee to delegate to one or more designated members of the Audit Committee the authority to grant required pre-approvals. The decision of any member to whom authority is delegated to pre-approve an activity is presented to the full Audit Committee at its next scheduled meeting.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

First Commonwealth is providing shareholders with the opportunity at the 2018 Annual Meeting of Shareholders to vote on an advisory resolution, commonly known as “Say-on-Pay,” to approve the compensation of First Commonwealth’s named executive officers. Such compensation is described on pages 23 through 50 of this proxy statement. We currently conduct Say-on-Pay votes annually. The next Say-on-Pay vote is expected to occur in 2019.

The Compensation and Human Resources Committee, which is responsible for the compensation of our executive officers, has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The Compensation Discussion and Analysis section of this proxy statement and the tabular disclosures regarding named executive officer compensation, together with the accompanying narrative disclosure, allow shareholders to view the trends in compensation and application of our compensation philosophies and practices for the years presented.

Shareholders are being asked to vote on the following advisory resolution:

RESOLVED, that the shareholders approve the compensation of First Commonwealth Financial Corporation’s named executive officers as described in the Compensation Discussion and Analysis section and in the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation and Human Resources Committee and the Board will take the outcome of the vote into account when considering future executive compensation arrangements.

The Board of Directors recommends that you vote “FOR” the advisory resolution on executive compensation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion & Analysis, or CD&A, is intended to assist shareholders in understanding and evaluating the information found in this proxy statement about the compensation and benefits provided to First Commonwealth’s Chief Executive Officer (CEO), Chief Financial Officer (CFO), and the three other executive officers who earned the highest compensation during 2017, which we refer to as the “named executive officers” or NEOs. The NEOs are identified below.

Name	Positions
T. Michael Price	President and Chief Executive Officer
James R. Reske	Executive Vice President and Chief Financial Officer
Jane Grebenc	Executive Vice President and Chief Revenue Officer
Brian G. Karrip	Executive Vice President and Chief Credit Officer
Norman J. Montgomery	Executive Vice President/Business Integration Group

Executive Summary

We seek to align the interests of our executives with the interests of our shareholders. We believe it is important to incent and reward executives for corporate and individual performance, with a clear emphasis on corporate performance. We maintain a pay-for-performance compensation philosophy with an executive compensation program having both short-term and long-term performance-based awards, including a significant equity component, and compensation that is at-risk for executives.

Consistent with our longstanding compensation practices, performance-based cash and equity awards in 2017 constituted a significant portion of the compensation for our named executive officers. In 2017, approximately two-thirds of the total direct compensation (base salary, annual cash incentive and long-term incentive) of our Chief Executive Officer was either performance-based or tied to the value of our stock. Additionally, our short-term performance goals for 2017 required the Company to achieve performance at or exceeding our Board-approved budget in order for executives to receive target payouts. Our long-term performance goals for the 2015-2017 performance cycle required the Company to achieve sustained earnings growth and deliver total return to shareholders that outperformed our peers. These performance goals were in furtherance of strategic objectives that we believe will create long-term value for our shareholders without encouraging undue risk taking or imprudent actions by our executive officers.

2017 Achievements

First Commonwealth’s activities in 2017 reflected key strategic accomplishments.

•

The Company accelerated its strategic expansion from its Western Pennsylvania markets into Ohio with the integration of 13 branches in Canton-Massillon and Ashtabula acquired from the former FirstMerit Bank and the acquisition and integration of The Delaware County Bank and Trust Company with 9 full-service branches in Delaware County within the Columbus, Ohio region. As of the end of

2017, First Commonwealth had 227 employees serving approximately 70 thousand households with $1.2 billion in loans and $1.2 billion in deposits in the State of Ohio.

•	The Company continued to grow the mortgage banking business that was launched de novo in 2014. With continued steady growth in Pennsylvania and Ohio, the business originated approximately $284 million of mortgage loans in 2017 (up 30% from 2016) and generated fee income of $5.4 million (up 31% from 2016).

•	The Company launched Small Business Administration (SBA) lending in April 2017 as a strategic initiative to diversify and expand its revenue base. In its first year of operation, the SBA business generated approximately $7.2 million in loans and produced $200 thousand of fee income.

First Commonwealth continued its trend of consistently improving financial performance in 2017 delivering record net income driven by higher revenue, net interest margin expansion, improved operating leverage and lower credit costs.

Highlights of our financial successes in 2017 include the following:

•	Core[1] earnings per share increased 19% from $0.69 in 2016 to $0.82 in 2017.

•	Core return on average assets (ROA) increased from 0.93% in 2016 to 1.09% in 2017.

•	Core return on average tangible common equity (ROTCE) increased from 10.8% in 2016 to 13.4% in 2017.

1 Core financial results exclude one-time acquisition costs in 2016 and 2017 and the charge related to the revaluation of the Company’s deferred tax asset as a result of the passage of the Tax Cuts and Jobs Act.

•	The Company grew loans by $528 million or 11%.

•	Credit quality measures remained stable at historically strong levels and the provision for loan losses decreased $13.4 million from $18.5 million in 2016 to $5.1 million in 2017.

•	In addition to its strategic and financial accomplishments, the Company generated solid returns for its shareholders with total return to shareholders (TRS) of 55% and 110% for the most recent three-year and five-year periods.

Summary of Executive Compensation Actions

The following is a summary of compensation actions taken by the Company in 2017:

•	We adopted an Annual Incentive Plan (AIP) in 2017 that was materially the same as our 2016 AIP and granted awards to our NEOs under the 2017 AIP on substantially the same terms as previous years.

•	We introduced time vesting restricted stock units (RSUs) as a component of our 2017-2019 Long-Term Incentive Plan (LTIP) to be competitive with the executive compensation practices of our peers and to promote share ownership by our executives. We granted awards to our NEOs under the 2017-2019 LTIP consisting of 50% time-vesting and 50% performance based RSUs.

•	We approved salary increases averaging 2.5% for the NEOs.

•	In 2018, we paid AIP awards to the NEOs between the target and superior amounts based on 2017 performance. Financial performance in 2017 improved on a year-over-year basis and exceeded our annual budget and AIP targets as described below under “Executive Compensation Decisions in 2017 – Annual Incentive Plan.”

•	In 2018, pursuant to our 2015-2017 LTIP we approved the award of common stock equal to 148% of the target award level. The Company’s TRS relative to peers achieved the superior performance level, and Cumulative EPS fell slightly below the target performance level for the 2015-2017 LTIP.

Corporate Governance Highlights

We maintain important corporate governance policies:

•	Our directors receive a substantial portion of their compensation in stock, and all of our directors and executive officers are subject to stock ownership guidelines.

•	Our “no-hedging” policy prohibits our directors, NEOs and all employees from engaging in hedging transactions with Company stock.

•	Our incentive compensation plans allow us to recover any incentive compensation paid to our NEOs where the payment was predicated upon the achievement of erroneous financial or strategic business results or conduct which the Committee determines created unnecessary or excessive risk to the Company or constituted dishonest or unethical conduct for the purposes of increasing the amount of the NEO’s Award.

•	Our long-term equity awards reward performance over a three-year time horizon.

•	We annually conduct a risk assessment of all of our compensation plans and the Committee annually reviews the assessment to ensure the compensation programs do not encourage inappropriate risk taking.

Summary of Executive Compensation Practices

Align executive pay with performance and align executive interests with shareholders	✓	Assess performance with financial, strategic and total return measures
	✓	Allow limited discretion on the part of the Compensation Committee to recognize individual performance that may not be reflected in specific pre-approved performance measures
	✓	Consider competitive pay opportunity as well as realizable pay in managing and aligning overall executive compensation arrangements and individual pay decisions
	✓	Limit the use of perquisites
	✓	Require directors and executives to maintain significant share ownership

Maintain effective governance of our programs	✓	Use of a claw-back in our annual cash bonus and long-term incentive plans
	✓	Conduct executive sessions of the Compensation Committee without management present
	✓	Prohibit liberal share recycling within the equity plan
	✓	Prohibit re-pricing of equity awards
	✓	Prohibit hedging or pledging of company stock by directors or executive officers
	✓	Utilize an independent compensation consultant that serves only the Compensation and Governance Committees of the Board.

Protect shareholders	✓	Do not provide any change of control excise tax gross-ups
	✓	Require executives to agree to reasonable protective covenants including confidentiality and non-solicitation provisions
	✓	Generally maintain deductibility of all executive compensation by structuring long-term incentive awards as performance-based compensation under IRS section 162(m) shareholder-approved plans
	✓	Emphasize the role of total return relative to others in our industry

Composition and Role of the Compensation Committee

The Compensation and Human Resources Committee of the Board is comprised of five directors: Robert Ventura (Chairman), Julie Caponi, Ray Charley, Gary Claus and David Greenfield. Each member of the Committee is an “independent director” for purposes of the New York Stock Exchange listing standards for compensation committee members. The Committee operates under a written charter that is reviewed and approved annually by the Board. A copy of this charter is available under the “Investor Relations – Corporate Governance” section of our website, http://www.fcbanking.com.

The primary responsibilities of the Committee are to:

•	review and evaluate First Commonwealth’s general compensation philosophy and oversee the development and implementation of its compensation policies and programs;

•	determine the CEO’s salary, bonus and other incentive and equity compensation and review and approve the individual and corporate goals assigned to the CEO and evaluate the performance of the CEO in light of those goals;

•	approve the salary, bonus and other incentive and equity compensation of the other executive officers and review and approve the individual and corporate goals assigned to the executive officers and the CEO’s evaluation of the performance of the executive officers in light of those goals;

•	make recommendations to the Board with respect to incentive and equity-based compensation plans that are subject to Board approval, oversee the administration and carry out the Committee’s responsibilities under such plans, including the approval of awards of equity-based compensation; and

•	oversee First Commonwealth’s succession planning and talent management processes

The Committee relies upon performance data, statistical information and other data regarding executive compensation programs and peer practices provided from time to time by First Commonwealth’s Human Resources department, officers and outside advisors. The Committee has access to individual members of management and employees and may invite them to attend any Committee meeting. The Committee has the power and discretion to retain, at First Commonwealth’s expense, independent counsel and other advisors and experts as it deems necessary or appropriate to carry out its duties.

Independent Compensation Advisor

Board Advisory LLC has served as the Committee’s compensation advisor since 2010. Board Advisory provides the Committee with peer executive compensation data, as well as expertise and advice on various matters brought before the Committee. Board Advisory also provides data and advice relating to non-employee director compensation to the Governance Committee. As part of its engagement in 2017, Board Advisory was asked to facilitate the Board’s evaluation of the CEO, evaluate our performance and compensation against the performance and compensation of our peer group and make recommendations regarding the design of executive incentive compensation plans. The analysis provided by Board Advisory is described under “Peer Comparisons” and elsewhere in this CD&A.

The Committee has the sole authority to retain and terminate Board Advisory as its compensation consultant and approve fees and other engagement terms. The Committee has determined that Board Advisory is independent from management based upon the consideration of relevant factors, including:

•	that Board Advisory does not provide any services to the Company except advisory services to the Committee and the Governance Committee;

•	that the amount of fees received from the Company by Board Advisory is not material as a percentage of Board Advisory’s total revenue;

•	that Board Advisory has policies and procedures that are designed to prevent conflicts of interest;

•	that Board Advisory and its employees who provide services to the Committee do not have any business or personal relationship with any member of the Committee or any executive officer of the Company; and

•	that Board Advisory and its employees who provide services to the Committee do not own any stock of the Company.

Role of Executives in Establishing Compensation

The CEO plays a significant role in the design and implementation of our compensation program for all executive officers other than himself. His role includes:

•	making recommendations on performance measures and goals for our incentive plans;

•	evaluating executive officer performance and overseeing succession and development planning for executive officers;

•	making recommendations regarding corporate titles, base salaries, annual and long-term incentive award opportunities and other employment terms for executive officers; and

•	providing background information for Committee meeting agenda items.

The CEO generally attends Committee meetings, but he is not present during executive sessions of the Committee at which his performance and compensation are discussed. Other members of management also attend meetings from time to time at the request of the Committee to provide reports and information on agenda topics.

Peer Comparisons

The Committee reviews a peer compensation assessment annually as a market check for the Company’s executive pay and performance. This assessment is performed using compensation data provided by Board Advisory. The peer group is intended to:

•	serve as a point of reference for defining the range of competitive pay practices, including the range of target total pay opportunities appropriate for First Commonwealth executive officers;

•	serve as a point of reference in understanding the relative expense burden associated with First Commonwealth executive officer pay;

•	help the Committee to assess pay-related talent risk by providing transparent pay data from those companies most likely to attract First Commonwealth’s executive officers; and

•	help the Committee test the alignment of actual pay delivered relative to Company performance and calibrate future payouts.

The peer group selected by the Committee is comprised of 19 publicly traded commercial banks with headquarters in the Mid-Atlantic and Midwest regions and total assets generally between $3.5 billion and $12.5 billion, which is roughly one-half to double First Commonwealth’s asset size. Chemical Financial, FNB Corporation, and United Bankshares were also included based on their positions as a key competitors for talent, customers and investors within our markets. The companies within the peer group are listed below.

1st Source Corp.

Chemical Financial Corp.

Community Bank Systems, Inc.

Community Trust Bancorp

FNB Corporation

First Financial Bancorp

First Merchants Corp.

Great Southern Bancorp, Inc.

Lakeland Bancorp, Inc.

NBT Bancorp Inc.

Northwest Bancshares Inc. Park National Corp. Republic Bancorp, Inc. S&T Bancorp Sandy Spring Bancorp, Inc. Tompkins Financial Corp. United Bankshares Inc. Wesbanco Inc. WSFS Financial Corporation

In assessing the pay-for-performance relationship, the Committee considers the historic realizable pay provided by the Company to its CEO and other NEOs in relation to the Company’s performance. Realizable pay consists of actual base salary and annual cash incentives paid, the fair market value of full-value share grants and payouts (or shares earned) under long-term incentive plans for a specified performance period. The Committee believes this can be a more accurate reflection of the actual compensation delivered to the NEOs than the amounts reported in the Summary Compensation Table, which include a mix of actual pay and unearned long-term pay opportunities.

The charts below shows the realizable pay of the Company’s CEO compared to the peer group relative to the Company’s 2016 ROE and relative to the Company’s total return to shareholders over the three-year period 2014 through 2016 (the most recent publicly-available compensation data as of the publication of this proxy statement). As these charts illustrate, the relatively low CEO pay realized through Company programs remained commensurate in comparative terms with Company performance over the same three-year time period.

Executive Compensation Philosophy and Strategy

Overall Objective

The Committee believes that the continued success of the Company in achieving its strategic objectives depends in large part on the talent and leadership of its executives and the alignment of those executives with the interests of our investors. Accordingly, the Committee’s philosophy toward executive compensation can be summarized as follows:

•	Competitive Compensation. We will provide compensation opportunities to executive officers that, in the aggregate, reflect the median practices of similarly-sized banks in the Mid-Atlantic and Midwest, adjusted for individual variance in skill and contribution.

•	Pay-for-Performance. To earn competitive total pay levels, executive officers will be required to meet financial and operating objectives derived from internal business plan objectives as well as outperform our peer group.

•	Link Compensation to Talent and Accountability. To attract, retain and develop superior talent, we assess the leadership skills and professional competence of executive officers as part of our overall assessment of individual performance. Executives are held individually accountable for providing leadership to the organization and achievement of individual internal financial and non-financial objectives, as well as identifying and developing successors. Results of this assessment serve as input to Committee deliberations over salary increases and incentive adjustments and as input to related management selection and employment discussions.

•	Promote Long-Term Share Ownership. We use share ownership to support risk management efforts, balancing demands for short term results with long term consequences. All long term incentive awards are paid with shares of Company stock, and all executives are expected to maintain a significant investment in the Company in accordance with our share ownership and retention guidelines.

•	Provide Reasonable Income Security. We provide change of control agreements to our executive officers consistent with industry standards and competitive requirements. These agreements are designed to foster stability and retain well-qualified executives by providing reasonable income protection upon termination of employment following a change of control. All agreements are “double trigger,” requiring both a change of control and the loss of employment, and no agreement provides for any gross-up of taxes.

The following graph shows the direct relationship between our financial performance and our CEO total compensation levels by comparing our Core ROA to the total annual compensation for Mr. Price, since he was named CEO of First Commonwealth in January 20121:

Compensation Positioning and Mix

First Commonwealth strives to maintain an executive compensation package (both individual components and in the aggregate) that is competitive with the market. While the targeted pay level is set to provide competitive pay for meeting expected performance, the actual pay level (by component and in the aggregate) varies based on performance relative to goals and industry performance over both short- and long-term timeframes. In the aggregate, the objective of First Commonwealth’s total compensation program is to provide a balanced mix of fixed and variable (i.e., incentive / performance) and cash and equity compensation. The target mix of compensation will vary based on the executive’s role, and the actual mix will vary based on performance. For example, in a year when no annual incentive is paid, the percentage of total compensation paid in salary will increase, while in a year of strong corporate performance, incentive compensation would represent a larger percentage of total compensation.

The Committee generally targets incentive compensation to represent at least 50% of the total compensation opportunity for the CEO and 33% to 39% of the total compensation opportunity of other NEOs.

The following charts illustrate the target and actual compensation mix for our CEO for 2017. The target compensation mix consists of the target annual incentive payout and the target long-term incentive grant value relative to the CEO’s actual salary. The actual compensation mix reflects actual CEO salary and the annual incentive earned for 2017 performance (both

1 Core ROA excludes one-time acquisition expenses and other unusual items. CEO Compensation includes the allocation of a 2012 restricted stock award over the four year vesting period and the allocation of a 2015 performance unit award over the five year vesting period.

as reflected in the summary compensation table), as well as the value of 37,000 shares earned from the 2015-2017 LTIP award and one-fifth of the value of a performance unit award granted to Mr. Price in December 2015.

Elements of Compensation

The compensation program for our NEOs consists of base salary, cash and equity-based incentive compensation and other benefits. Each of these elements of compensation is described below.

Base Salary

We provide base salaries to compensate our NEOs for services performed during the year. Base salaries further our objectives of attracting and retaining executive talent and providing compensation that is competitive with our peers. Base salary directly affects the size of our Annual Incentive Plan awards, because we express AIP awards as a percentage of salary.

Base salaries for executive officers are determined by:

•	Evaluating the responsibilities of the position held and the experience of the individual; and

•	Considering the competitive marketplace for executive talent, primarily through a comparison to base salaries for comparable positions with companies in our regional and national peer groups.

The Committee typically reviews and approves base salaries annually as part of the performance review process as well as upon promotion or other change in job responsibility. Adjustments to base salaries, within a range of competitive practices, are determined primarily by:

•	The performance of the executive’s business unit or area of responsibility, based upon measures contained in business unit scorecards and the success of business unit operating initiatives; and

•	An evaluation of the executive’s personal development, which includes an assessment of his or her individual skills and attributes through a formal performance evaluation and progress on individual development objectives.

Incentive Compensation

In order to align pay with corporate performance, the Committee seeks to appropriately balance fixed compensation with variable, or “at risk,” incentive compensation that is contingent on performance and the financial success of the organization.

For 2017, the NEOs and certain other key executives participated in two incentive compensation plans:

•	an annual incentive plan, or AIP, which provides for the payment of annual cash awards based on the attainment of annual corporate and individual performance measures, and

•	a long-term incentive compensation plan, or LTIP, which provides performance-based equity compensation determined by the attainment of corporate performance measures relative to the Company’s peers over a rolling three-year period.

Each plan includes performance goals with “threshold,” “target” and “superior” performance levels. The threshold level represents the minimum acceptable level of performance to earn an award under the particular performance goal. In the case of the AIP, the target level of performance is generally aligned with our budget, while the superior performance level reflects stretch targets for the corporate performance goals. For the LTIP, the target level of performance is generally based on our three-year forecast in the case of the cumulative EPS goal and the median of the peer group for the TRS performance goal, while superior performance is based on stretch EPS targets over a three-year period and the top quartile of the peer group for TRS. The Committee has discretion to consider unusual factors and their resulting effect on our performance, e.g. significant merger and acquisition transactions, the impact of share repurchase activity on the achievement of performance goals, strategic decisions that have an adverse impact on near-term results such as conversion-related expenses, unusual investment gains or losses, corporate and balance sheet restructuring, significant asset sales and other items it deems appropriate in determining the extent of which we achieve our performance goals.

These plans are intended to align our executives’ financial interests with those of our investors. The combination of annual and long-term incentives is intended to balance our desire to improve financial results over the short term with the need to employ prudent and sustainable growth strategies.

Benefit Programs and Perquisites

The NEOs participate in employee benefit programs available to all other eligible employees of First Commonwealth, including our 401(k) plan, and group medical, life and disability insurance. In addition, First Commonwealth maintains a Nonqualified Deferred Compensation Plan that is designed to restore benefits that are not available to them under our 401(k) plan as highly compensated employees, according to rules of the IRS. Under the terms of this

Plan, each participant may contribute up to 25% of his or her base salary and up to 100% of his or her annual incentive payment to the Plan. There are presently no employer matching contributions under this Plan.

The Company pays for certain members of senior management to belong to one or more private clubs as a venue to entertain customers and to participate in various community functions. Expenses of a personal nature or related to a spouse are not paid by the Company.

The Company offers our executive officers the opportunity to receive financial planning and tax preparation services from a third-party to assist with their personal finances. Providing this service gives our executive officers a better understanding of their pay and benefits, allowing them to concentrate on the Company’s future success.

If the Company hires or initiates a transfer of an employee, including an NEO, and requires a relocation of more than 50 miles, the employee may be eligible for reimbursement of the costs of house hunting trips, closing on the sale of the old home and the purchase of the new home, temporary living quarters and moving household goods and furniture. In these circumstances the Company will also gross up taxable relocation reimbursements for federal taxes.

The perquisites and other personal benefits provided by the Company to the NEOs are consistent with the Company’s philosophy of attracting and retaining superior executive talent. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the NEOs.

Agreements with Executives

We provide employment and change of control agreements to certain executive officers to promote stability and continuity of executive officers and ensure their interests are aligned with shareholders. Terms of these agreements consider marketplace practices and First Commonwealth’s unique needs and are tailored to the individual executive with a focus on retention and recruitment. The change of control agreements contain a “double trigger,” providing benefits only upon an involuntary termination or constructive termination of the executive officer in connection with a change of control. The agreements do not provide for any tax gross-ups payments upon a change of control event. The Committee considers change of control agreements to be necessary in the current financial services industry legal, regulatory and economic environment. Details on employment agreements and change of control agreements are included under “Potential Payments Upon Termination or Change of Control” on page 45.

Stock Ownership Guidelines

The Committee has established stock ownership guidelines to encourage Company share ownership by our executive officers through retention of shares granted under the Company’s incentive plans. The stock ownership guidelines are summarized in the table below.

Position	Stock Ownership Guideline as a Multiple of Salary
Chief Executive Officer	3X
Other Executive Officers	1X

Executives are not required to purchase shares to reach these ownership guidelines. However, they are restricted from liquidating shares received as equity-based compensation (net of required withholding tax) until the guidelines are achieved. Furthermore, executives are required to retain at least 50% of shares earned under equity-based compensation plans (net of required withholding tax) once the guidelines have been met. The Committee believes that these stock ownership guidelines, coupled with the use of equity-based compensation, will increase the level of executive stock ownership over time, which will further align the interests of our executives with shareholders.

All of our executive officers are currently in compliance with the stock ownership guidelines.

Policy Regarding Derivatives, Short Sales and Hedging

First Commonwealth’s policy prohibits directors and executive officers from pledging shares on margin, trading in derivative securities of First Commonwealth’s common stock, engaging in short sales of First Commonwealth securities, or purchasing any other financial instruments that are designed to hedge or offset any decrease in the market value of First Commonwealth securities.

Executive Compensation Decisions in 2017

Base Salary

In February 2017, the Committee approved merit increases for Mr. Price and other NEOs. The table below compares the base salaries of the NEOs as of December 31, 2016 and 2017.

	12/31/2017 Base Salary	12/31/2016 Base Salary
T. Michael Price	$460,000	$454,000
James R. Reske	$376,000	$365,000
Jane Grebenc	$424,000	$420,000
Brian Karrip	$354,000	$350,000
Norman J. Montgomery	$290,000	$274,000

Annual Incentive Plan

The Committee approved AIP participation for the NEOs in February 2017. The 2017 AIP utilized corporate performance measures to maximize the alignment between executive incentive pay and corporate performance. The Committee retained core EPS, core ROA and core efficiency ratio as corporate performance measures. The Committee also retained an individual performance component for those executive officers with risk management responsibilities (our Chief Credit Officer, Chief Risk Officer and Chief Audit Executive) with a weighting of 30%.

The table below lists the performance goals for the 2017 AIP and their respective weightings and threshold, target and superior performance levels, and results:

	Performance Range				Weighting
Performance Goal[1]	Threshold	Target	Superior	Results	Risk Executives	All Other NEOs
Core EPS	$0.70	$0.74	$0.78	$0.82	40%	50%
Core ROA	0.91%	0.96%	1.01%	1.09%	15%	25%
Core Efficiency Ratio	60.8%	58.0%	54.3%	60.2%	15%	25%
Individual Performance	Varies by participant			See below	30%	0%

					100%	100%

In 2017, First Commonwealth’s core performance improved compared to 2016 and exceeded budget and AIP targets due to strong loan and non-interest income growth, net interest margin expansion and lower credit costs. Core EPS and Core ROA performance each exceeded the Superior performance level, and Core Efficiency Ratio fell between the threshold and target performance levels. The Committee determined that Mr. Karrip achieved his individual goals at 150% of the target performance level having met the superior performance levels for both provision expense and non-performing assets. Based on the corporate and individual performance, in January 2018, the Committee approved a payout under the AIP to each of the NEOs between the target and superior performance levels. In accordance with the terms of the AIP, each NEO received a cash payment as set forth in the table below.

Executive	Percent of Target Earned	Annual Incentive Payout
T. Michael Price	122.6%	$282,058
James R. Reske	122.6%	$161,386
Jane Grebenc	122.6%	$181,989
Brian G. Karrip	133.6%	$165,506
Norman J. Montgomery	122.6%	$88,910

Long-Term Incentive Plans

2015-2017 LTIP

2017 represented the final year of the performance cycle for the performance-vesting restricted stock units issued pursuant to the 2015-2017 LTIP. The vesting of the restricted stock units was based upon First Commonwealth’s cumulative EPS for the performance period and TRS in relation to the peer group during the performance period. The cumulative EPS for the performance period (excluding merger costs and the charge relating to the revaluation of the Company’s deferred tax asset) totaled $2.08, which was slightly below the target performance level of $2.10. Total return to shareholders of 69% over the performance period reached the 78th percentile of the peer group, which represented superior performance. Based upon these results, in January 2018 the Committee determined that each participant earned 148% of his or her target share award.

1 Core financial results exclude one-time costs incurred in connection with the acquisition of DCB Financial Corp. and the revaluation of the Company’s deferred tax asset as a result of the passage of the Tax Cuts and Jobs Act.

2017-2019 LTIP

In February 2017, the Committee established a LTIP for the three-year performance cycle from 2017 through 2019. Awards under the 2017-2019 LTIP consist of 50% time-vesting restricted stock units which vest in a single installment on the third anniversary of the award and 50% performance-vesting restricted stock units. The Committee determined that incorporating time-vesting restricted stock into the LTIP was appropriate to promote share ownership by our executive officers and ensure that First Commonwealth’s compensation practices remain competitive with peers within the financial services industry.

For the performance-vesting restricted stock units, the Committee retained Cumulative EPS and Three-year TRS relative to peers as performance measures and assigned equal weighting to each measure. The number of shares that may be earned for the Cumulative EPS and TRS performance goals ranges from 40% of the target award for threshold performance to 200% of the target award for superior performance.

Tax Treatment of Compensation

Prior to the Tax Cuts and Jobs Act (“Tax Reform”) that was signed into law December 22, 2017, Section 162(m) of the Internal Revenue Code generally limited to $1 million the U.S. federal income tax deductibility of compensation paid in one year to a company’s CEO or any of its three next-highest-paid executive officers (other than its Chief Financial Officer). Grandfathered performance-based compensation is not subject to this limit on deductibility so long as such compensation meets certain requirements, including shareholder approval of material terms. The Committee strived to provide the NEOs with incentive compensation programs that preserved the tax deductibility of compensation paid by First Commonwealth, to the extent reasonably practicable and consistent with the Committee’s other compensation objectives. The Committee believes, however, that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in non-deductible compensation expenses. The Tax Reform includes a major overhaul to Section 162(m), which takes effect for tax years beginning after December 31, 2017. In light of the repeal of the performance-based compensation exception to Section 162(m), the Committee expects in the future to approve executive compensation that may not be fully deductible for income tax purposes. In 2018, the Committee will review the Tax Reform in greater detail and assess its application and impact, if any, on First Commonwealth’s compensation programs.

Advisory Vote on Executive Compensation

Our shareholders approved, in an advisory vote, the compensation of our NEOs at our 2017 annual meeting of shareholders. The advisory vote received the support of 97.5% of the votes cast (excluding abstentions and broker non-votes). While the Committee considered the results of this advisory vote to be overwhelmingly favorable, it did not speculate as to the intent of the shareholders or otherwise consider the advisory vote when making decisions regarding the compensation of our NEOs.

Compensation Committee Report

The Compensation and Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in the preceding pages of this proxy statement, and based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 as filed with the Securities and Exchange Commission.

Respectfully submitted,
Robert J. Ventura, Chairman
Julie A. Caponi
Ray T. Charley
Gary R. Claus
David W. Greenfield

Summary Compensation Table

The table below shows compensation of our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
T. Michael Price President and Chief Executive Officer	2017 2016 2015	459,000 452,500 443,667	-- -- --	240,487 295,050 766,550	282,058 282,894 62,909	33,666 22,585 29,680	1,015,211 1,053,029 1,302,806
James R. Reske Executive Vice President and Chief Financial Officer	2017 2016 2015	374,167 363,667 355,833	-- -- --	155,107 118,020 120,820	161,386 159,206 35,328	50,464 47,132 32,923	741,124 688,025 544,904
Jane Grebenc Executive Vice President and Chief Revenue Officer	2017 2016 2015	423,333 383,417 363,667	-- --	177,875 118,020 120,820	181,989 183,195 36,120	16,200 18,350 23,195	799,397 702,982 543,802
Brian G. Karrip (5) Executive Vice President and Chief Credit Officer	2017	353,333	37,500 (6)	143,723	165,506	120,363	820,425
Norman J. Montgomery Executive Vice President and Business Integration Group Manager	2017 2016 2015	287,334 273,000 267,108	-- -- --	86,803 67,440 238,040	88,910 85,367 18,943	15,760 20,558 21,910	478,807 446,365 546,001

(1)	Annual salary includes compensation deferred at the election of the named executive officer pursuant to First Commonwealth’s 401(k) plan and non-qualified deferred compensation plan.

(2)	Stock awards for 2017 consist of time-based and performance-based restricted stock unit awards (“RSUs”) granted under the Company’s 2017-2019 long-term incentive plan (“LTIP”). The performance-based RSUs vest only if the Company achieves certain performance goals. The vesting of time-based and performance based RSUs is further contigent upon the officer remaining employed with the Company until the end of the performance period (i.e., December 31, 2019).

All stock awards are reflected at their grant date fair value, as determined pursuant to Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). Assumptions used in the calculation of this amount are included in Note 23 to the Company’s audited financial statements for the fiscal year ended December 31, 2017, included in the Company’s Annual Report on Form 10-K. The amounts reflected for performance-based RSUs assume that we will achieve the required performance goals at target levels and that the officer will continue to be employed by us through December 31, 2019.

The following table provides the grant date fair value of performance-based RSUs granted during 2017 assuming target and superior performance:

Name	At Target ($)	At Superior ($)
T. Michael Price	120,244	240,487
James R. Reske	77,554	155,107
Jane Grebenc	88,938	177,875
Brian G. Karrip	71,862	143,723
Norman J. Montgomery	43,402	86,803

(3)	Represents cash awards earned by the named executive officers under our 2017 Annual Incentive Plan.

(4)	The amounts shown under the heading “All Other Compensation” include, with respect to each named executive officer, (i) matching contributions made by First Commonwealth under First Commonwealth’s 401(k) plan, (ii) dividends on unvested shares of restricted stock; (iii) professional advisory fees for financial planning and tax preparation services; and (iv) membership dues paid to country clubs:

Name	Matching 401(k) Contributions ($)	Restricted Stock Dividends ($)	Professional Advisory Fees ($)	Country Club Dues
T. Michael Price	16,200	--	10,788	6,678
James R. Reske	16,200	733	12,855	3,441
Jane Grebenc	16,200	--	--	--
Brian G. Karrip	5,310	9,680	--	3,290
Norman J. Montgomery	15,760	--	--	--

The amount of “All Other Compensation” shown for Mr. Reske includes temporary living expenses of $17,235 and the reimbursement of $11,503 for the payment of taxes in respect of the temporary living expenses. The amount of “All Other Compensation” shown for Mr. Karrip includes relocation expenses of $102,083 and the reimbursement of $67,495 for the payment of taxes in respect of the relocation expenses.

(5)	Mr. Karrip became a named executive officer in 2017.

(6)	The Bonus shown for Mr. Karrip consists of the second half of a signing bonus in connection with his employment as Chief Credit Officer.

Grants of Plan-Based Awards

The following table shows information on plan-based awards to the named executive officers during 2017:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
T. Michael Price	2/23/2017	57,500	230,000	345,000	3,380	8,450	16,900	8,450	240,487
James R. Reske	2/23/2017	32,900	131,600	197,400	2,180	5,450	10,900	5,450	155,107
Jane Grebenc	2/23/2017	37,100	148,400	222,600	2,500	6,250	12,500	6,250	177,875
Brian G. Karrip	2/23/2017	30,975	123,900	185,850	2,020	5,050	10,100	5,050	143,723
Norman J. Montgomery	2/23/2017	18,125	72,500	108,750	1,220	3,050	6,100	3,050	86,803

(1)	Amounts reflected under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the table above represent the cash award opportunities for named executive officers under our 2017 AIP based upon the “threshold,” “target” and “maximum” (referred to as “superior” in the AIP) levels of performance for all relevant performance goals. The amount actually earned by each named executive officer under the 2017 AIP is included in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” Refer to the discussion of “2017 Incentive Plans” under the Compensation Discussion and Analysis section of this proxy statement for additional information concerning the 2017 AIP.

(2)	The amounts reflected under the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the table above represent the number of performance-based restricted stock units (RSUs) that may be issued to our named executive officers under the 2017-2019 LTIP based upon the “threshold,” “target” and “maximum” (referred to as “superior” in the LTIP) levels of performance for the relevant performance goals.

(3)	The amounts reflected in the “All Other Stock Awards” column of the table represent the number of service-based RSUs that were granted to each of our named executive officers under the 2017-2019 LTIP.

(4)	The amounts shown under “Grant Date Fair Value of Stock Awards” are calculated in accordance with ASC Topic 718 assuming, in the case of performance-based RSUs, that applicable performance goals are achieved at the target level.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the number and market value of unvested stock awards held by the named executive officers as of December 31, 2017:

Name	Grant Date	Stock Awards
		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
T. Michael Price	2/23/2017 2/18/2016 12/30/2015 1/26/2015	8,450 — 60,000 —	121,004 — 859,200 —	8,450 35,000 — 25,000	121,004 501,200 — 358,000
James R. Reske	2/23/2017 2/18/2016 1/26/2015	5,450 — —	78,044 — —	5,450 14,000 14,000	78,044 200,480 200,480
Jane Grebenc	2/23/2017 2/18/2016 1/26/2015	6,250 — —	89,500 — —	6,250 14,000 14,000	89,500 200,480 200,480
Brian G. Karrip	2/23/2017 9/19/2016	5,050 22,000	72,316 315,040	5,050 —	72,316 —
Norman J. Montgomery	2/23/2017 2/18/2016 1/26/2015	3,050 — —	43,676 — —	3,050 8,000 8,000	43,676 114,560 114,560

(1)	Shares reflected in this column include time-vesting RSUs granted to each named executive officer under our 2017-2019 LTIP, shares of time-vesting restricted stock issued to Mr. Karrip as an inducement award upon his employment as Chief Credit Officer in 2016, and a performance unit award issued to Mr. Price in 2015.

(2)	Market values are calculated using the closing market price of First Commonwealth’s stock on the NYSE on the last trading day of 2017 ($14.32 per share).

(3)	Shares reflected in this column represent the number of shares that would be issued to each named executive officer under our 2015-2017 LTIP and 2016-2018 LTIP assuming that the target level of performance is achieved for each plan.

Option Exercises and Stock Vested

We had no outstanding stock options during 2017. The following table presents information concerning shares of restricted stock held by named executive officers that vested during 2017:

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
T. Michael Price (2)	34,550	491,647
James R. Reske (3)	28,516	391,297
Jane Grebenc (2)	19,348	275,322
Brian G. Karrip (4)	11,000	144,210
Norman J. Montgomery (2)	11,056	157,327

(1)	Calculated by multiplying the number of shares acquired on vesting by market value of the shares on the vesting date using the closing market price of First Commonwealth’s stock on the NYSE on the vesting date.

(2)	Consists of shares awarded on February 23, 2017 upon the vesting of performance-based awards under the 2014-2016 LTIP.

(3)	Consists of 19,348 shares awarded on February 23, 2017 upon the vesting of performance-based awards under the 2014-2016 LTIP and 9,168 shares which vested April 10, 2017 pursuant to a restricted stock award granted to Mr. Reske upon his employment as Executive Vice President and Chief Financial Officer.

(4)	Represents one-third of a restricted stock award granted to Mr. Karrip upon his employment as Executive Vice President and Chief Credit Officer which vested on September 19, 2017.

Nonqualified Deferred Compensation

We maintain a non-qualified deferred compensation plan in which each named executive officer may contribute up to 25% of his or her base salary and, beginning in 2018, up to 100% of his or her annual incentive payment. Amounts held in the plan may be invested at the discretion of the executive in First Commonwealth stock and eligible mutual funds. Plan assets are generally distributed in a lump sum following the later of the termination of the officer’s employment or the attainment of age 62. Amounts held in the plan are not subject to vesting or forfeiture. The following table presents executive and employer contributions, aggregate earnings, withdrawals and distributions and year-end balance for each of the named executive officers for 2017:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
T. Michael Price	22,700	0	53,925	0	554,179
James R. Reske	25,550	0	19,587	0	94,650
Jane Grebenc	0	0	0	0	0
Brian G. Karrip	0	0	0	0	0
Norman J. Montgomery	24,660	0	26,223	0	159,040

(1)	Amounts contributed to the non-qualified deferred compensation plan are invested at the discretion of the participant in First Commonwealth stock and third party investment vehicles, such as mutual funds and money-market accounts. These amounts are included in the Salary column of the Summary Compensation Table.

(2)	Earnings reflect the market return on plan investments and include interest, dividends and appreciation (or depreciation) in the net asset value of investments held in each named executive officer’s Non-Qualified Deferred Compensation Plan account.

Compensation Policies and Practices Relating to Risk Management

As a financial services institution, our objective is to effectively understand and manage our risk exposures and to ensure we are compensated appropriately for the risks that we take. Incentive plans play an important role in our success by providing specific rewards for achievement of goals, while balancing the risks we undertake with asset quality and safety and soundness considerations. We follow the following compensation policies and practices to ensure that we achieve this balance:

•	All of our incentive plans have explicit provisions that allow First Commonwealth to recover any amounts paid to an employee as a result of erroneous or intentionally misrepresented data.

•	Our corporate banking incentive plans provide the Company with the right to recover any payments made to an employee in respect of loans that are downgraded to non-accrual status or charged off within 24 months after origination.

•	Our corporate banking incentive plans have explicit credit quality disqualifiers, which can reduce or eliminate an incentive otherwise earned if the employee fails to follow established portfolio management requirements.

•	All sales and service incentives, including all incentives relating to the sale of loan and line-of-credit products, are capped at a performance level reflecting strong but achievable results, at total earnings levels that are within a range of competitive pay levels.

•	All sales and service incentive plans are reviewed annually and must be approved by a panel of executive officers.

•	All incentives are monitored by our Human Resources department for compliance with documentation, risk profile and credit quality requirements.

In addition, management performs an annual assessment of First Commonwealth’s incentive plans in order to determine the extent to which the incentives could potentially encourage excessive risk taking by our employees or otherwise expose the organization to risks that could destroy shareholder value or jeopardize the safety and soundness of First Commonwealth Bank. This assessment is reviewed by the Risk Committee and Compensation and Human Resources Committee of the Board of Directors. In 2016, the assessment was conducted by our Chief Risk Officer and our Assistant Compensation Manager. These officers reviewed incentive designs, performance metrics, and resulting performance/payout relationships for positions where incentives for individual behavior could potentially create an incentive for excessive risk taking, as well as mitigating controls in the design and administration of incentive plans. The assessment concluded that our compensation policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company.

Potential Payments Upon Termination or Change of Control

First Commonwealth has entered into agreements with certain executive officers and key employees, including each named executive officer, which provide for the payment of severance and benefits in the event of a qualifying termination of employment following a change of control. In addition, Mr. Price, Mr. Reske and Ms. Grebenc are parties to employment agreements that entitle these officers to receive severance payments and benefits if their employment is terminated under certain circumstances. These agreements are summarized below. Except as provided in these agreements, First Commonwealth has not agreed to pay severance or provide benefits to any of the named executive officers following the termination of his or her employment.

Change of Control Agreements

We have entered into a Change of Control Agreement with each of the Named Executive Officers which entitle the executive to receive severance payments in equal monthly installments over a specified period following the termination of his or her employment if the executive is terminated without “cause” (as defined below) or terminates his or her employment for “good reason” (as defined below) within a specified period following the occurrence of a “change of control” (as defined below) of First Commonwealth, each of which is referred to in the Change of Control Agreements as a “qualifying termination.”

As used in the Change of Control Agreements: (A) “cause” includes (i) the conviction of a felony which results or is intended to result in a loss to the Company or its clients, employees, directors or officers; (ii) the failure to perform the executive’s duties with the degree of skill and care reasonably expected of a professional of his or her experience and stature after notice and an opportunity to cure; (iii) acts of dishonesty which result in material damage to the business or reputation of the Company; or (iv) a violation of the terms of the Change of Control Agreement or any Company policy or procedure which is deliberate and results or is intended to result in material damage to the business or reputation of the Company; (B) “good reason” includes (i) the diminution of or assignment of duties which are inconsistent with the position, authority, duties or responsibilities of the executive prior to the change of control; (ii) changing the location of the executive’s employment by more than fifty miles or substantially increasing the executive’s travel obligations; or (iii) reduction of the executive’s base salary or discontinuance of any benefit, welfare or compensation plan or material fringe benefit for the executive; and (C) “change of control” means (i) the acquisition by any person of beneficial ownership of 50% or more of the outstanding shares of our stock; (ii) a change in the composition of the majority of our Board of Directors (except for nominees who are approved by a majority vote of the incumbent Board); or (iii) a merger, reorganization, consolidation, sale or similar transaction in which the persons who owned our outstanding shares prior to the transaction do not beneficially own at least 50% of the outstanding shares of the resulting entity. However, the placement of the Company into receivership by the FDIC, the sale of the Company in an FDIC-assisted transaction or a change in the composition of our Board of Directors at the direction of an agency having supervisory authority over us will not constitute a “change of control” for purposes of the Change of Control Agreements.

The monthly severance payment is calculated as one-twelfth (1/12) of the sum of the following:

•	the executive’s annual base salary immediately prior to the change of control;

•	the average of the aggregate amount of all bonuses paid to the executive during the thirty-six months prior to the change of control;

•	the aggregate amount of all contributions by First Commonwealth for the account of the executive under First Commonwealth’s 401(k) plan during the twelve months prior to the change of control; and

•	the aggregate amount of any contributions by First Commonwealth to the executive’s Non-Qualified Deferred Compensation Plan account during the twelve-months prior to the change of control.

In addition to severance payments, the former executive and his or her family will continue to receive, at the employer’s expense, the same level of medical benefits for up to eighteen (18) months following the occurrence of a qualifying termination.

If the payments and benefits to which the executive is entitled under his or her Change of Control Agreement, either alone or together with any other payments or benefits that he or she is entitled to receive from First Commonwealth, would constitute a “parachute payment” for purposes of section 280G of the Internal Revenue Code, the payments and benefits will be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by First Commonwealth and subject to the excise taxes imposed under the Internal Revenue Code for parachute payments.

The following table sets forth the payments and the value of benefits that each such person would have been entitled to receive if a qualifying termination had occurred following a change of control on December 31, 2017:

Name	Severance Period	Aggregate Severance Payments ($)	Value of Health Benefits ($)(1)
T. Michael Price	24 months	1,328,602	24,601
James R. Reske	24 months	975,340	26,816
Jane Grebenc	24 months	1,109,910	24,601
Brian G. Karrip	24 months	793,620	24,601
Norman J. Montgomery	12 months	362,418	15,620

(1) Calculated using actual premium costs for 2018 and estimated premium costs for 2019 based on a 15% projected annual increase in premiums.

Employment Agreement with Mr. Price

We entered into an employment agreement with Mr. Price in November 2007 when he joined First Commonwealth as President of First Commonwealth Bank, and we entered into an amended and restated employment agreement with Mr. Price when he assumed the position of Interim President and Chief Executive Officer of the Company effective January 1, 2012. Under the terms of his employment agreement, as amended and restated, Mr. Price is employed for successive one-year terms ending December 31 unless the agreement is terminated by either party upon notice given at least 60 days prior to the end of the current term. The current term of Mr. Price’s employment agreement ends December 31, 2018.

If First Commonwealth terminates Mr. Price’s employment other than for “cause” (as defined below) during the term of the agreement or Mr. Price resigns for “good reason” (as defined below) during the term of the agreement, then First Commonwealth will pay Mr. Price severance in an amount equal to one year’s base salary, subject to the execution of an agreed form of separation agreement and general release by Mr. Price. As used in Mr. Price’s employment agreement: (A) “cause” includes (i) the failure by Mr. Price to comply with any material provision of his employment agreement; (ii) the refusal by Mr. Price to comply with any lawful, written directive from the Board of Directors; (iii) Mr. Price’s failure to perform his duties with the degree of skill and care reasonably to be expected of a professional of his experience and stature after notice and a reasonable opportunity to cure (unless the failure to perform is incapable of being cured); or (iv) any act of dishonesty, fraud or moral turpitude by Mr. Price or the conviction of Mr. Price of a crime which, in the judgment of the Board of Directors, renders his continued employment materially damaging or detrimental to the Company; and (B) “good reason” includes (i) a substantial reduction in Mr. Price’s title, position or responsibilities; (ii) any reduction in Mr. Price’s base salary or a material reduction of benefits (unless such reduction of benefits applies equally to all similarly situated employees of the Company); (iii) the assignment of Mr. Price to a position which requires him to relocate permanently to a site more than fifty (50) miles outside of Indiana, Pennsylvania; or (iv) the assignment to Mr. Price of any duties or responsibilities (other than due to a promotion) which are materially inconsistent with the position of the President and Chief Executive Officer.

The severance amount is payable in equal periodic installments in accordance with the Company’s normal payroll schedule, provided that any installments that would otherwise be payable within six months following Mr. Price’s separation from service will be paid on the day following the six-month anniversary of the separation from service. First Commonwealth will also offer continuation coverage to Mr. Price, as required by COBRA, under First Commonwealth’s group health plan on the terms and conditions mandated by COBRA and will pay the cost of Mr. Price’s COBRA premiums for 12 months following his separation from service.

The employment agreement contains certain covenants which protect the Company during and following the termination of Mr. Price’s employment, including: (i) a non-competition covenant which prohibits Mr. Price from serving in certain capacities with competitive businesses for a period of one year following the termination of his employment; (ii) a provision prohibiting Mr. Price from soliciting or hiring our employees for one year following the termination of his employment; and (iii) customary provisions protecting the confidentiality of Company information and requiring the return of documents and information upon the termination of Mr. Price’s employment.

If we had terminated Mr. Price’s employment without cause on December 31, 2017, or if Mr. Price had terminated his employment with us for good reason on that date, he would have been entitled to severance payments totaling $460,000 and COBRA premiums having an aggregate value of $15,620.

Employment Agreement with Mr. Reske

We entered into an employment agreement with Mr. Reske in April 2014 when he joined First Commonwealth as Executive Vice President and Chief Financial Officer. The term of Mr. Reske’s employment agreement automatically renews on March 31 for successive one-year periods unless the agreement is terminated by either party upon notice given at least 60 days prior to the end of the current term.

If First Commonwealth terminates Mr. Reske’s employment other than for “cause” (as defined below) during the term of the agreement or Mr. Reske resigns for “good reason” (as defined below) during the term of the agreement, then First Commonwealth will pay Mr. Reske severance in an amount equal to the product of (x) one-twelfth (1/12) of his base salary multiplied by (y) the greater of (i) twelve months or (ii) the number of months remaining in the term of his employment agreement, subject to the execution of an agreed form of separation agreement and general release by Mr. Reske. As used in Mr. Reske’s employment agreement: (A) “cause” includes (i) the failure by Mr. Reske to comply with any material provision of his employment agreement; (ii) the refusal by Mr. Reske to comply with any lawful, written directive from the Board of Directors; (iii) Mr. Reske’s failure to perform his duties with the degree of skill and care reasonably to be expected of a professional of his experience and stature after notice and a reasonable opportunity to cure (unless the failure to perform is incapable of being cured); or (iv) any act of dishonesty, fraud or moral turpitude by Mr. Reske or the conviction of Mr. Reske of a crime which, in the judgment of the Board of Directors, renders his continued employment materially damaging or detrimental to the Company; and (B) “good reason” includes (i) a substantial reduction in Mr. Reske’s title, position or responsibilities; (ii) any reduction in Mr. Reske’s base salary or a material reduction of benefits (unless such reduction of benefits applies equally to all similarly situated employees of the Company); (iii) the assignment of Mr. Reske to a position which requires him to relocate permanently to a site more than fifty (50) miles outside of Indiana, Pennsylvania; or (iv) the assignment to Mr. Reske of any duties or responsibilities (other than due to a promotion) which are materially inconsistent with the position of the Executive Vice President and Chief Financial Officer.

The severance amount is payable in equal periodic installments in accordance with the Company’s normal payroll schedule, provided that any installments that would otherwise be payable within six months following Mr. Reske’s separation from service will be paid on the day following the six-month anniversary of the separation from service. First Commonwealth will also offer continuation coverage to Mr. Reske, as required by COBRA, under First Commonwealth’s group health plan on the terms and conditions mandated by COBRA and will pay the cost of Mr. Reske’s COBRA premiums for 12 months following his separation from service.

The employment agreement contains certain covenants which protect the Company during and following the termination of Mr. Reske’s employment, including: (i) a non-competition covenant which prohibits Mr. Reske from serving in certain capacities with competitive businesses for a period of one year following the termination of his employment; (ii) a provision prohibiting Mr. Reske from soliciting or hiring our employees for one year following the termination of his employment; and (iii) customary provisions protecting the confidentiality of Company information and requiring the return of documents and information upon the termination of Mr. Reske’s employment.

If we had terminated Mr. Reske’s employment without cause on December 31, 2017, or if Mr. Reske had terminated his employment with us for good reason on that date, he would have been entitled to severance payments totaling $376,000 and COBRA premiums having an aggregate value of $17,026.

Employment Agreement with Ms. Grebenc

We entered into an employment agreement with Ms. Grebenc in May 2013 when she joined First Commonwealth as Executive Vice President and Chief Revenue Officer and President of First Commonwealth Bank. The term of Ms. Grebenc’s employment agreement automatically renews on May 31 of each year for successive one-year periods unless the agreement is terminated by either party upon notice given at least 60 days prior to the end of the current term.

If First Commonwealth terminates Ms. Grebenc’s employment other than for “cause” (as defined below) during the term of the agreement or Ms. Grebenc resigns for “good reason” (as defined below) during the term of the agreement, then First Commonwealth will pay Ms. Grebenc severance in an amount equal to the product of (x) one-twelfth (1/12) of her base salary multiplied by (y) the greater of (i) twelve months or (ii) the number of months remaining in the term of her employment agreement, subject to the execution of an agreed form of separation agreement and general release by Ms. Grebenc. As used in Ms. Grebenc’s employment agreement: (A) “cause” includes (i) the failure by Ms. Grebenc to comply with any material provision of her employment agreement; (ii) the refusal by Ms. Grebenc to comply with any lawful, written directive from the Board of Directors; (iii) Ms. Grebenc’s failure to perform her duties with the degree of skill and care reasonably to be expected of a professional of her experience and stature after notice and a reasonable opportunity to cure (unless the failure to perform is incapable of being cured); or (iv) any act of dishonesty, fraud or moral turpitude by Ms. Grebenc or the conviction of Ms. Grebenc of a crime which, in the judgment of the Board of Directors, renders her continued employment materially damaging or detrimental to the Company; and (B) “good reason” includes (i) a substantial reduction in Ms. Grebenc’s title, position or responsibilities; (ii) any reduction in Ms. Grebenc’s base salary or a material reduction of benefits (unless such reduction of benefits applies equally to all similarly situated employees of the Company); (iii) the assignment of Ms. Grebenc to a position which requires her to relocate permanently to a site more than fifty (50) miles outside of Pittsburgh, Pennsylvania; or (iv) the assignment to Ms. Grebenc of any duties or responsibilities (other than due to a promotion) which are materially inconsistent with the position of the Executive Vice President and Chief Revenue Officer.

The severance amount is payable in equal periodic installments in accordance with the Company’s normal payroll schedule, provided that any installments that would otherwise be payable within six months following Ms. Grebenc’s separation from service will be paid on the day following the six-month anniversary of the separation from service. First Commonwealth will also offer continuation coverage to Ms. Grebenc, as required by COBRA, under First Commonwealth’s group health plan on the terms and conditions mandated by COBRA and will pay the cost of Ms. Grebenc’s COBRA premiums for 12 months following her separation from service.

The employment agreement contains certain covenants which protect the Company during and following the termination of Ms. Grebenc’s employment, including: (i) a non-competition covenant which prohibits Ms. Grebenc from serving in certain capacities with competitive businesses for a period of one year following the termination of her employment; (ii) a provision prohibiting Ms. Grebenc from soliciting or hiring our employees for one year following the termination of her employment; and (iii) customary provisions protecting the confidentiality of Company information and requiring the return of documents and information upon the termination of Ms. Grebenc’s employment.

If we had terminated Ms. Grebenc’s employment without cause on December 31, 2017, or if Ms. Grebenc had terminated her employment with us for good reason on that date, she would have been entitled to severance payments totaling $424,000 and COBRA premiums having an aggregate value of $15,620.

Ratio of CEO Pay to Median Employee Pay

In accordance with SEC rules, we are reporting the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. We identified the median employee from among all employees as of December 31, 2017. We used gross earnings as reported for the 2017 tax year as the compensation measure to identify the median employee annualizing the gross earnings for each permanent employee (both full time and part time) who was newly hired during the fiscal year. The median employee’s annual total compensation for comparison to the CEO’s includes such employee’s actual base and variable compensation for 2017, including 401(k) contributions, matching contributions made by us under First Commonwealth’s 401(k) plan and a one-time bonus of $1,500 paid to each employee (other than our Named Executive Officers) in January 2018 for 2017 performance. The CEO’s annual total compensation is the amount reflected for 2017 in the “Total” column of the Summary Compensation Table on page 40.

(A)	Median employee annual total compensation: $39,053

(B)	CEO annual total compensation: $1,015,211

(C)	Ratio of A to B: 1:26

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires First Commonwealth’s directors and executive officers, and persons who own more than 10% of a registered class of First Commonwealth’s equity securities, to file with the Securities and Exchange Commission (“SEC”) an initial report of ownership and reports of changes in ownership of our common stock and other equity securities of First Commonwealth. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish First

Commonwealth with copies of all Section 16(a) forms they file. Based solely on First Commonwealth’s review of the copies of forms received by it, and written and oral representations from its directors, executive officers and greater than 10% shareholders, First Commonwealth is not aware of any late filings or failures to file Section 16(a) forms during 2017.

RELATED PARTY TRANSACTIONS

Any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships between First Commonwealth or any of its subsidiaries and any of First Commonwealth’s executive officers, directors or nominees for election as a director, any person owning more than 5% of First Commonwealth’s common stock or any immediate family member of any of the foregoing persons is considered a “related party transaction” and must be approved or ratified by the Governance Committee in accordance with a written policy adopted by First Commonwealth’s Board of Directors. This policy requires the Governance Committee to review the material facts of any related party transaction and either approve or disapprove the transaction after considering, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Any director who has an interest in the transaction may not participate in any discussion or approval of the transaction except for the purpose of providing material facts concerning the transaction.

The policy does not apply to the following categories of transactions:

•	transactions that are available to all employees or customers of First Commonwealth generally;

•	transactions involving less than $120,000 when aggregated with all similar transactions; and

•	loans made by First Commonwealth Bank (or any other banking subsidiary of First Commonwealth) in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and not involving more than the normal risk of collectibility or presenting other unfavorable features.

In addition, certain categories of transactions have been pre-approved under the terms of the policy, including:

•	compensation paid to executive officers of First Commonwealth if either (i) the compensation is required to be reported in First Commonwealth’s proxy statement under the rules of the SEC or (ii) the executive officer is not an immediate family member of another executive officer or director of First Commonwealth and the compensation would be reported in First Commonwealth’s proxy statement if the executive officer was a “named executive officer” (as defined above under “Executive Compensation”) and such compensation has been approved by the Compensation and Human Resources Committee;

•	compensation paid to directors that is required to be reported in First Commonwealth’s proxy statement; and

•	transactions in which all shareholders benefit proportionately (such as the payment of dividends).

First Commonwealth Bank is a party to a lease agreement with SML Limited Partnership, a real estate holding company of which director Luke A. Latimer is a general partner and owns a 34% interest, for the construction and operation of a branch in New Alexandria, PA. The lease has an initial term of 15 years with three optional renewal terms of five years each. During 2017, First Commonwealth Bank paid $83,839 under the terms of the lease, consisting of $72,000 in base rent and $11,839 for real estate taxes. The aggregate base rent payable from January 1, 2018 through the expiration of the initial 15-year term is $456,000.

In 2017, certain of our directors and executive officers were customers of, and had banking transactions with, various subsidiaries of First Commonwealth Financial Corporation, including our subsidiary bank First Commonwealth Bank. All relationships between any director or executive officer and First Commonwealth or any of its subsidiaries are conducted in the ordinary course of business. All loans and loan commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with us, and did not involve more than the normal risk of collectability nor did they present other unfavorable features. We determined that these loans and loan commitments were performing in accordance with their contractual terms.

ANNUAL MEETING INFORMATION

What matters will be voted upon at the meeting?

At the meeting, you will be asked to consider the following items of business:

•	election to our Board of Directors of the thirteen (13) nominees who are named in this proxy statement to serve until the next annual meeting and until their successors are elected and qualified;

•	ratification of the selection of KPMG LLP as our independent registered public accounting firm for our 2018 fiscal year;

•	approval of a non-binding advisory vote on the compensation of our named executive officers; and

•	any other business that may properly come before the meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

The SEC notice and access rule allows us to furnish our proxy materials over the internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, on or around March 15, 2018 we sent to most of our shareholders by mail or e-mail a notice containing instructions on how to access our proxy materials over the internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received only a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to on the notice.

We provided some of our shareholders, including shareholders who have previously asked to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a notice that the materials are electronically available over the internet.

What does the Notice of Internet Availability of Proxy Materials look like?

You will get a document titled “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 24, 2018” containing instructions on how to access the proxy statement and the 2017 Annual Report over the Internet, how to request a printed copy of these materials, and how to vote your shares.

Who can vote?

Shareholders of record on the record date, which was March 1, 2018, may vote at the annual meeting. As of the record date, there were 97,523,651 shares of our common stock outstanding.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of the thirteen (13) nominees who are named in this proxy statement to the Board of Directors;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm; and

•	“FOR” the advisory vote on named executive officer compensation.

What constitutes a quorum to hold the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting us to hold the meeting and conduct business. Proxies received but marked as abstentions and broker non-votes (described below under “How do I vote my shares if they are held in the name of my broker?”) will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum.

How many votes are required to approve each proposal?

Election of Directors: Directors are elected by a plurality of votes cast, which means that the thirteen (13) nominees who receive the highest number of votes will be elected. However, our

Corporate Governance Guidelines provide that in the circumstance of an uncontested director election, which is the case for this year’s directors’ election, any director who does not receive a majority of votes cast must promptly tender his or her resignation to the Board. Upon recommendation of the Governance Committee, the Board will determine whether to accept the resignation. Any broker non-votes or abstentions will not be included in the total votes cast and will not affect the director election results.

Ratification of Independent Registered Public Accounting Firm: The ratification of the selection of KPMG as our independent registered public accounting firm for the 2018 fiscal year will be approved if the proposal receives the affirmative vote of at least a majority of the votes cast by shareholders present, in person or by proxy, at the meeting. Abstentions will not be counted as votes cast either for or against the proposal.

Approval of Named Executive Officer Compensation: The non-binding advisory vote on the compensation of our named executive officers will be approved by the affirmative vote of at least a majority of the votes cast by shareholders present, in person or by proxy, at the meeting. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal.

How many votes may I cast?

For the election of directors, you are entitled to cast one vote for each share that you held as of the record date for each candidate nominated. Cumulative voting is not permitted.

For each other proposal and any other matter brought before the meeting, you are entitled to one vote for each share that you held as of the record date.

What do I have to do to vote?

You may vote by granting a proxy, or for shares held in street name, by submitting voting instructions to your broker or other nominee. If your shares are held by a broker or other nominee, you will receive instructions that you must follow to have your shares voted. See below for more information on voting your shares if held in the name of your broker.

If you hold your shares as the shareholder of record, you may vote by signing and dating each proxy card you receive and returning it in the postage paid envelope that accompanies the proxy card. You may also submit your proxy over the Internet or by telephone by following the instructions provided on the proxy card.

If you mark the proxy card to show how you wish to vote, your shares will be voted as you direct. If you return a signed proxy card but do not mark the proxy card to show how you wish to vote, your shares will be voted in accordance with the recommendations of the Board of Directors as described above.

In addition, if other matters are properly presented at the annual meeting, the proxy holders are also authorized to vote on such matters as they determine in their sole discretion. As of the date of this proxy statement, we have not received notice of any other matters that may be properly presented at the annual meeting.

How do I vote my shares if they are held in the name of my broker?

If your shares are held by your broker, you must vote your shares through your broker. You should receive a form from your broker asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker.

If you do not give instructions to your broker with respect to the ratification of KPMG as our independent registered public accounting firm your broker may vote your shares at its discretion on your behalf. If you do not give instructions to your broker with respect to (1) the election of directors or (2) the non-binding advisory vote on the compensation of our named executive officers, a “broker non-vote” will occur. The broker non-vote will not be counted and no votes will be cast on your behalf. The voting instruction form will provide instructions for you to return it, including instructions for voting by telephone and the Internet. You may change your vote by submitting new voting instructions to your broker.

If you plan to attend the annual meeting and your shares are held in the name of a broker or other nominees, you must bring with you a letter from the broker or nominee confirming your ownership as of the record date. Failure to bring such a letter may prevent you from attending the meeting.

If you wish to vote your shares at the meeting, you must obtain a legal proxy from your broker or other nominee and present it to the inspectors of elections with your ballot when you vote at the meeting.

How do I revoke a proxy or change my vote?

If you are the record holder of the shares, you may revoke your proxy or change your vote at any time before it is counted at the annual meeting by: (1) notifying our Secretary in writing at 601 Philadelphia Street, Indiana, Pennsylvania 15701; (2) attending the annual meeting and voting in person; or (3) submitting a later dated proxy card. If your shares are held by your broker, you should follow the instructions that the broker provides to you to revoke your proxy or change your vote.

What does it mean if I receive more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Who pays for the solicitation of proxies?

First Commonwealth pays all costs related to the Company’s solicitation of proxies. We may solicit proxies by mail, or our directors, officers or employees may solicit proxies personally, by telephone, facsimile or the Internet. These persons will not receive any additional compensation for their efforts to solicit proxies. We will request that the notice of annual meeting, this proxy statement, the proxy card and related materials, if any, be forwarded to beneficial owners, and we expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling these materials.

REQUIREMENTS FOR DIRECTOR NOMINATIONS AND SHAREHOLDER PROPOSALS

Director Nominations, Proposals for Action, and Other Business Brought Before the annual meeting

Shareholders may make nominations for the election of directors and other proposals for action at an annual meeting. Under our By-Laws, nominations or other business may be brought before the meeting:

•	Pursuant to our notice of the meeting.

•	By, or at the direction of, a majority of our Board of Directors.

•	By a shareholder who:
•	is a shareholder of record at the time of giving of the notice required by our By-Laws and will be such at the time of the annual meeting; and
•	is entitled to vote at the meeting; and
•	complies with the notice and other procedures set forth in our By-Laws as to such business or nomination.

The By-Law procedures described above are the exclusive means for a shareholder to make nominations or submit other business before the meeting, other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and included in our notice of meeting.

If you would like to include a proposal in our notice of the annual meeting and proxy materials under Rule 14a-8, please see the requirements under “Proxy Proposals Brought Under Rule 14a-8” below.

If you do not want to make a nomination of a director for consideration at our annual meeting, but would like to submit the name of a director candidate to our Board for its consideration, please see “Recommendations of Director Candidates from Shareholders” below. If you follow the process discussed in that section, our Governance Committee will consider your candidate.

Please direct any questions about the requirements or notices in this section to our Corporate Secretary at 601 Philadelphia Street, Indiana, Pennsylvania 15701.

By-Law Requirements for Nominations or Other Business.

If you are a shareholder who would like to nominate candidates for election as directors, or bring other proposals for action at the 2019 Annual Meeting of Shareholders, our By-Laws require that you deliver a notice to the Secretary at our principal executive offices.

To be timely, the notice must be delivered not earlier than the close of business on the 180th day and not later than the close of business on the 150th day prior to the first anniversary of the preceding year’s annual meeting. For the 2019 Annual Meeting of Shareholders, this would mean that timely notice would be delivered between October 26, 2018 and November 26, 2018.

If the date of next year’s annual meeting is more than 30 days before, or 60 days after, April 24, 2019, timely notice must be delivered not earlier than (1) the close of business on the 120th day prior to the date of the 2019 Annual Meeting of Shareholders and not later than (2) the close of business on the later of the 90th day prior to the date of the 2019 Annual Meeting of Shareholders or, if the first public announcement of the date of the 2019 Annual Meeting is less than 100 days prior to the date of the meeting, the 10th day following the day on which we make a public announcement of the meeting date.

All notices of nominations for director or other proposals for action must contain, on behalf of the shareholder and beneficial owner, if any, on whose behalf the nomination or proposal is being made, the following information, which is summarized from, and should be read in conjunction with, our By-Laws:

•	The name and address of the shareholder, any beneficial owner, and any affiliates or associates.

•	The number of shares of First Commonwealth stock which are, directly or indirectly, owned beneficially and of record by the shareholder, beneficial owner, affiliates or associates.

•	Disclosure of any indirect, derivative, convertible or other right related to any class or series of shares of First Commonwealth, or any stock borrowings, dividend rights, or proxy or other voting arrangements.

•	Disclosure of any information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act and the rules and regulations promulgated thereunder.

In addition to the information listed above, the following additional information is required for notices of nominations for director:

•	All information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

•	A description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships.

•	A completed and signed questionnaire, representation and agreement as required under our By-Laws.

•	Such other information as may reasonably be required by First Commonwealth to determine the eligibility of such proposed nominee to serve as an independent director of First Commonwealth or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

A notice for a proposal for action other than a nomination for director must include the following information, in addition to the information applicable to all notices as described above:

•	A brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner, if any, in such business.

•	The text of the proposal or business (including the text of any resolutions proposed for consideration).

•	A description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder.

The proxies we appoint for the 2019 Annual Meeting of Shareholders may exercise their discretionary authority to vote on any shareholder proposal timely received and presented at the meeting. Our proxy statement must advise shareholders of the proposal and how our proxies intend to vote. A shareholder may mail a separate proxy statement to our shareholders, and satisfy certain other requirements, to remove discretionary voting authority from our proxies.

The Chairman of the meeting has the power and duty to determine whether a nomination or any business proposed to be brought before the annual meeting was made or proposed in accordance with our By-Laws, and to declare that a defective proposal or nomination be disregarded.

Proxy Proposals Brought Under Rule 14a-8.

If you are a shareholder who would like us to include your proposal in our notice of annual meeting and related proxy materials, you must follow SEC Rule 14a-8. In submitting your proposal, our Corporate Secretary must receive your proposal, in writing, at our principal executive offices, no later than November 15, 2018. If you do not follow these procedures, we will not consider your proposal for inclusion in next year’s proxy statement.

Recommendations of Director Candidates From Shareholders

If a shareholder recommends a candidate for director in good faith, our Governance Committee will consider it. If you are a shareholder, the Governance Committee will consider your candidate if you follow these procedures. Your recommendation must be in writing and be submitted no later than November 26, 2018.

You must submit your recommendation to the Secretary at our principal executive offices. Your written recommendation must include the following information:

•	The proposed nominee’s name and address.

•	A description of all arrangements or understandings between you, the proposed nominee and any other person or persons regarding the proposed nomination of the director. You must also name such other persons.

•	Any commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other relationships involving the proposed nominee and us or our subsidiaries that may be relevant in determining whether your proposed nominee is independent of our management and eligible to serve on the Board’s Audit, Governance and Compensation and Human Resources Committees, under SEC and NYSE rules, and for the Compensation and Human Resources Committee, under Section 162(m) of the Internal Revenue Code.

•	The educational, professional and employment-related background and experience of your proposed nominee.

•	Any other facts and circumstances that may be relevant in determining whether your proposed nominee is an “audit committee financial expert” under SEC rules.

•	Such other information regarding the proposed nominee as would be required to be included in our proxy materials if the proposed nominee is nominated by our Board.

•	The written consent of the proposed nominee to serve as a director of First Commonwealth Financial Corporation, if elected.

Under current practices, the Governance Committee does not evaluate candidates recommended by a shareholder any differently than candidates recommended by the Governance Committee.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers who household proxy materials, may deliver a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations, First Commonwealth Financial Corporation, 654 Philadelphia Street, Indiana, PA 15701, or by calling our transfer agent, Computershare Shareowner Services LLC, at 1-866-203-5173.

ANNUAL REPORT ON FORM 10-K

A shareholder may obtain a paper copy of this proxy statement, the 2017 Annual Report or any other filing with the SEC without charge by writing to Investor Relations, First Commonwealth Financial Corporation, 654 Philadelphia Street, Indiana, Pennsylvania 15701. Copies of all Company filings with the SEC are available on our website at www.fcbanking.com by following the links to “Investor Relations” and “SEC Filings.”

ACCESSING PROXY MATERIALS

The SEC allows us to deliver proxy materials to shareholders over the Internet. We believe that this offers a convenient way for shareholders to review our information. It also reduces printing expenses and lessens the environmental impact of paper copies. We provided access to our proxy materials beginning on March 15, 2018. On that day, we mailed the Notice of Availability of Proxy Materials and made our proxy materials available on the Internet.

Any shareholder may access our proxy materials electronically. Upon request, we will continue to provide paper copies of proxy materials to shareholders for the current meeting or for future meetings.

If you hold our shares in street name, we generally cannot mail our materials to you directly. Your broker or bank must provide you with the Notice of Availability of Proxy Materials or the proxy statement and proxy card, and must also explain the voting process to you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2018: This Notice of Annual Meeting and Proxy Statement and the 2017 Annual Report are available at: www.envisionreports.com/FCF.

First Commonwealth Financial Corporation

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 24, 2018
Vote by Internet • Go to www.envisionreports.com/FCF • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

1. Election of Directors:	01 - Julie A. Caponi	06 - Jon L. Gorney	10 - T. Michael Price	+
	02 - Ray T. Charley	07 - David W. Greenfield	11 - Laurie Stern Singer
	03 - Gary R. Claus	08 - Bart E. Johnson	12 - Robert J. Ventura
	04 - David S. Dahlmann	09 - Luke A. Latimer	13 - Stephen A. Wolfe
05 - Johnston A. Glass

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain		For	Against	Abstain
2. To ratify the selection of KPMG LLP as the company’s independent registered public accounting firm for 2018.	☐	☐	☐	3. Advisory vote to approve named executive officer compensation.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as your name appears hereon. All joint owners should sign. When signing as an attorney, executor, administrator, corporate officer, trustee, custodian or guardian, please give full title as such. If the shares are held by a corporation or other legal entity, please sign in full corporate or entity name by President or other authorized capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

◾	1 U P X	+

02RO0D

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — FIRST COMMONWEALTH FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS — APRIL 24, 2018

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Douglas Brown and Natalie M. Felix, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of First Commonwealth Financial Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held April 24, 2018 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF FIRST COMMONWEALTH FINANCIAL CORPORATION’S BOARD OF DIRECTORS.

(Continued, and to be marked, dated and signed, on the other side)